                                  BANK OF AMERICA /


                                NORTHWEST PIPE COMPANY

                          THOMPSON PIPE AND STEEL COMPANY

                            THOMPSON STEEL PIPE COMPANY












                                    LOAN AGREEMENT



                              Dated:  October  20, 1997

                                 TABLE OF CONTENTS
ARTICLE 1. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
   Section 1.1    Certain Defined Terms. . . . . . . . . . . . . . . . . .   1
   Section 1.2    General Principles Applicable to Definitions.. . . . . .  10
   Section 1.3    Accounting Terms.. . . . . . . . . . . . . . . . . . . .  10
ARTICLE 2. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   Section 2.1    Revolving Loans. . . . . . . . . . . . . . . . . . . . .  11
   Section 2.2    Manner of Borrowing. . . . . . . . . . . . . . . . . . .  11
   Section 2.3    Agent's Right to Fund. . . . . . . . . . . . . . . . . .  11
   Section 2.4    Repayment of Principal.. . . . . . . . . . . . . . . . .  12
   Section 2.5    Optional Conversion of up to $10,000,000 of
                  Revolving Loans .. . . . . . . . . . . . . . . . . . . .  12
   Section 2.6    Interest on Loans. . . . . . . . . . . . . . . . . . . .  12
        (a)  General Provisions. . . . . . . . . . . . . . . . . . . . . .  12
        (b)  Selection of Alternative Rates. . . . . . . . . . . . . . . .  13
        (c)  Applicable Days For Computation of Interest.. . . . . . . . .  14
        (d)  Unavailable Offshore Related Rate or Long Term Rate . . . . .  14
        (e)  Compensation for Increased Costs. . . . . . . . . . . . . . .  14
   Section 2.7    Prepayments. . . . . . . . . . . . . . . . . . . . . . .  16
   Section 2.8    Manner of Payments.. . . . . . . . . . . . . . . . . . .  16
   Section 2.9    Fees.. . . . . . . . . . . . . . . . . . . . . . . . . .  17
   Section 2.10   Sharing of Payments, Etc.. . . . . . . . . . . . . . . .  17
   Section 2.11   Application of Payments. . . . . . . . . . . . . . . . .  17
ARTICLE 3. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   Section 3.1    Conditions to Initial Loans. . . . . . . . . . . . . . .  18
        (a)  Loan Documents. . . . . . . . . . . . . . . . . . . . . . . .  18
        (b)  Borrower Authority. . . . . . . . . . . . . . . . . . . . . .  18
        (c)  Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . .  18
        (d)  Officer's Certificate.. . . . . . . . . . . . . . . . . . . .  18
        (e)  Other Information . . . . . . . . . . . . . . . . . . . . . .  18
        (f)  Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
        (g)  EQDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
        (h)  Material Adverse Change. . . . . . . . . . . . . . . . .  . .  19
   Section 3.2    Conditions to Loans. . . . . . . . . . . . . . . . . . .  19
        (a)  Prior Conditions. . . . . . . . . . . . . . . . . . . . . . .  19
        (b)  Notice of Borrowing . . . . . . . . . . . . . . . . . . . . .  19
        (c)  No Default. . . . . . . . . . . . . . . . . . . . . . . . . .  19
        (d)  Other Information.. . . . . . . . . . . . . . . . . . . . . .  19
ARTICLE 4 . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . .  19
   Section 4.1    Corporate Existence and Power. . . . . . . . . . . . . .  19
   Section 4.2    Corporate Authorization. . . . . . . . . . . . . . . . .  20
   Section 4.3    Government Approvals, Etc. . . . . . . . . . . . . . . .  20
   Section 4.4    Binding Obligations, Etc.. . . . . . . . . . . . . . . .  20
   Section 4.5    Litigation.. . . . . . . . . . . . . . . . . . . . . . .  20
   Section 4.6    Financial Condition. . . . . . . . . . . . . . . . . . .  20
   Section 4.7    Title, Liens and Environmental Matters . . . . . . . . .  21


   Section 4.8    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .  21
   Section 4.9    Laws, Orders, Other Agreements.. . . . . . . . . . . . .  21
   Section 4.10   Federal Reserve Regulations. . . . . . . . . . . . . . .  22
   Section 4.11   ERISA. . . . . . . . . . . . . . . . . . . . . . . . . .  22
   Section 4.12   Investment Company; Public Utility Holding Company . . .  22
   Section 4.13   Solvency . . . . . . . . . . . . . . . . . . . . . . . .  23
   Section 4.14   Representations as a Whole . . . . . . . . . . . . . . .  23
ARTICLE 5. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   Section 5.1    Use of Proceeds from Loans/Use of Letters of Credit. . .  23
   Section 5.2    Preservation of Corporate Existence, Etc . . . . . . . .  23
   Section 5.3    Visitation and Examination Rights. . . . . . . . . . . .  23
   Section 5.4    Keeping of Books and Records.. . . . . . . . . . . . . .  24
   Section 5.5    Maintenance of Property, Etc.. . . . . . . . . . . . . .  24
   Section 5.6    Compliance with Laws, Etc. . . . . . . . . . . . . . . .  24
   Section 5.7    Other Obligations. . . . . . . . . . . . . . . . . . . .  24
   Section 5.8    Insurance. . . . . . . . . . . . . . . . . . . . . . . .  24
   Section 5.9    Financial Information: . . . . . . . . . . . . . . . . .  24
        (a)  Annual 10-K and Annual Report and Audited Financial
             Statements. . . . . . . . . . . . . . . . . . . . . . . .  . . 24
        (b)  Annual Consolidating Statements . . . . . . . . . . . . . . .  25
        (c)  Quarterly 10-Q Report, Unaudited Financial Statements and
             Consolidating Statements.. . . . . . . . . . . . . . . . . . . 25
        (d)  Quarterly Compliance Reports. . . . . . . . . . . . . . . . .  25
        (e)  Financial Forecast and Budget . . . . . . . . . . . . . . . .  25
        (f)  Other.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   Section 5.10   Notification. . . . . . . . . . . . . . . . . . . . . .   26
   Section 5.11   Additional Payments; Additional Acts:. . . . . . . . . .  26
   Section 5.12   Minimum Debt Service Coverage Ratio:. . . . . . . . . .   27
   Section 5.13   Maximum Funded Debt to EBITDA . . . . . . . . . . . . .   27
   Section 5.14   Minimum Tangible Net Worth . . . . . . . . . . . . . . .  27
ARTICLE 6. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   Section 6.1    Restriction on Borrowings, Capital Leases and Contract
                  Purchases . . . . . . . . . . . . . . . . . . . . . . .   28
   Section 6.2    Liquidation, Merger, Sale of Assets. . . . . . . . . . .  28
   Section 6.3    Restrictions on Liens - Negative Pledge. . . . . . . . .  28
   Section 6.4    Guaranties, Etc. . . . . . . . . . . . . . . . . . . . .  28
   Section 6.5    Restrictions on Loans and Advances.. . . . . . . . . . .  29
   Section 6.6    Restriction on Acquisitions. . . . . . . . . . . . . . .  29
   Section 6.7    Change in Business.. . . . . . . . . . . . . . . . . . .  29
   Section 6.8    ERISA Compliance:. . . . . . . . . . . . . . . . . . . .  29
ARTICLE 7. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   Section 7.1    Events of Default: . . . . . . . . . . . . . . . . . . .  29
        (a)  Payment Default.. . . . . . . . . . . . . . . . . . . . . . .  30
        (b)  Breach of Warranty. . . . . . . . . . . . . . . . . . . . . .  30
        (c)  Breach of Certain Covenants.. . . . . . . . . . . . . . . . .  30
        (d)  Breach of Other Covenant. . . . . . . . . . . . . . . . . . .  30


        (e)  Cross-default.. . . . . . . . . . . . . . . . . . . . . . . .  30
        (f)  Cross-Default - Secured Letter of Credit Facility . . . . . .  30
        (g)  Voluntary Bankruptcy, Etc . . . . . . . . . . . . . . . . . .  30
        (h)  Involuntary Bankruptcy, Etc.. . . . . . . . . . . . . . . . .  30
        (i)  Insolvency, Etc.. . . . . . . . . . . . . . . . . . . . . . .  31
        (j)  Judgment. . . . . . . . . . . . . . . . . . . . . . . . . . .  31
        (k)  Government Approvals. . . . . . . . . . . . . . . . . . . . .  31
        (l)  Other Government Action.. . . . . . . . . . . . . . . . . . .  31
        (m)  Material Adverse Change . . . . . . . . . . . . . . . . . . .  31
   Section 7.2    Consequences of Default. . . . . . . . . . . . . . . . .  32
ARTICLE 8. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
   Section 8.1    Authorization and Action:. . . . . . . . . . . . . . . .  32
   Section 8.2    Duties and Obligations.. . . . . . . . . . . . . . . . .  33
   Section 8.3    Dealings Between Agent and Borrowers.. . . . . . . . . .  34
   Section 8.4    Lender Credit Decision . . . . . . . . . . . . . . . . .  34
   Section 8.5    Indemnification. . . . . . . . . . . . . . . . . . . . .  34
   Section 8.6    Successor Agent. . . . . . . . . . . . . . . . . . . . .  35
   Section 8.7    Independent Determination for Funding and Closing. . . .  35
ARTICLE 9. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
   Section 9.1    Letters of Credit. . . . . . . . . . . . . . . . . . . .  35
   Section 9.2    Manner of Requesting Letters of Credit.. . . . . . . . .  35
   Section 9.3    Indemnification; Increased Costs.. . . . . . . . . . . .  36
   Section 9.4    Payment by Borrowers . . . . . . . . . . . . . . . . . .  37
   Section 9.5    Sale of Risk Participations. . . . . . . . . . . . . . .  37
   Section 9.6    Procedure for Participations . . . . . . . . . . . . . .  38
   Section 9.7    Payment Obligations. . . . . . . . . . . . . . . . . . .  38
        (a)  Reimbursements to Agent.. . . . . . . . . . . . . . . . . . .  38
        (b)  Payments to Lenders.. . . . . . . . . . . . . . . . . . . . .  38
ARTICLE 10 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   Section 10.1   Bank of America Secured Letter of Credit Facility. . . .  39
   Section 10.2   Northwest Pipe Company Security. . . . . . . . . . . . .  39
   Section 10.3   Cross-Default. . . . . . . . . . . . . . . . . . . . . .  39
ARTICLE 11 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   Section 11.1   No Waiver; Remedies Cumulative . . . . . . . . . . . . .  39
   Section 11.2   Governing Law. . . . . . . . . . . . . . . . . . . . . .  39
   Section 11.3   Mandatory Arbitration. . . . . . . . . . . . . . . . . .  39
   Section 11.4   Notices. . . . . . . . . . . . . . . . . . . . . . . . .  40
   Section 11.5   Successors and Assigns . . . . . . . . . . . . . . . . .  40
   Section 11.6   Severability.. . . . . . . . . . . . . . . . . . . . . .  40
   Section 11.7   Additional Lenders . . . . . . . . . . . . . . . . . . .  40
   Section 11.8   Joint and Several Liability; Reason for Execution. . . .  41
   Section 11.9   Survival.. . . . . . . . . . . . . . . . . . . . . . . .  41
   Section 11.10  Executed in Counterparts . . . . . . . . . . . . . . . .  41
   Section 11.11  Entire Agreement; Amendment, Waiver. . . . . . . . . . .  41


   Section 11.12  Headings . . . . . . . . . . . . . . . . . . . . . . . .  41
   Section 11.13  WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . .  41
   Section 11.14  CERTAIN AGREEMENTS NOT ENFORCEABLE . . . . . . . . . . .  42

                                    LOAN AGREEMENT

     This Loan Agreement ("Agreement") is made as of October 20, 1997, by and among the following parties:

     Bank of America National Trust and Savings Association ("Bank of America" and "Lender")

     Each of the several financial institutions which subsequently become a party to this Agreement pursuant to Section 11.7 (each individually a "Lender")

     Bank of America National Trust and Savings Association, in its capacity as Agent ("Agent")

     Northwest Pipe Company, an Oregon corporation (a "Borrower")

     Thompson Pipe and Steel Company, a Colorado corporation (a "Borrower")

     Thompson Steel Pipe Company, a Delaware corporation (a "Borrower")

                                      RECITALS

     A. Borrowers have requested that Lenders make revolving loans to Borrowers and issue letters of credit for the account of Borrowers.

     B. Lenders are willing to make revolving loans and to issue letters of credit upon the terms and conditions set forth below. Agent is willing to act as Agent for Lenders upon the terms and conditions set forth below.

     C. At the time this Agreement is executed, Bank of America is the only Lender. However, Bank of America may select one or more financial institutions to become Lenders in the future pursuant to Section 11.7.

     Therefore, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

                                     AGREEMENT

                                     ARTICLE 1

                                    DEFINITIONS

     Section 1.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the following meanings:

          "AFFILIATE" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of a management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract or otherwise.

          "AGENT" means Bank of America National Trust and Savings Association and any successor agent selected pursuant to Section 8.6.

          "APPLICABLE INTEREST PERIOD" means with respect to any Loan or portion thereof accruing interest at an Offshore Related Rate or Long Term Rate, the period commencing on the first date Borrowers select to have such Offshore Related Rate or Long Term Rate applied to such Loan or portion thereof pursuant to Section 2.6(b) and ending on the date specified in the Interest Rate Notice given in respect of such Loan or portion thereof, provided that the Applicable Interest Period for Offshore Related Rate Loans based on LIBOR shall be in increments of one month, two months, three months, four months, five months or six months and for Offshore Related Rate Loans based on IBOR shall be in increments of one month, two months, three months, four months, five months and six months. The Applicable Interest Period for Long Term Rate Loans shall be one year or more. Applicable Interest Period means with respect to any Loan or portion thereof accruing interest at the Reference Related Rate, the period commencing on the date of this Agreement or the date Borrowers select to have such rate applied to such Loan or portion thereof and ending on the date Borrowers select to have another rate applied to such Loan or portion thereof. No Applicable Interest Period extending beyond Revolving Loan Maturity Date may be selected for a Revolving Loan.

          "APPLICABLE INTEREST RATE" means for each Loan the Reference Related Rate, Long Term Rate or an Offshore Related Rate, as designated by Borrowers in an Interest Rate Notice given with respect to such Loan or portion of such Loan or as otherwise determined pursuant to Section 2.6.

         "APPLICABLE MARGIN" means, with respect to Offshore Related Rate
Loans,  a margin determined as set forth below depending on the ratio of Funded
Debt to EBITDA.   Adjustments, with respect to borrowings or selections of
Applicable Interest Rates, will be effective the first day of the month after Agent has received financial information needed to determine the relevant ratio with respect to future selections or borrowings. However, if such information is not given to Agent within the time required by Section 5.9, Agent may, at its option, adjust the Applicable Margin for Offshore Related Rate upwards, if applicable, as of the first day of the month following the date by which such information should have been received. The Applicable Margin in effect on the date of this Agreement is .65 percent.

        RATIO AT END OF PRIOR               APPLICABLE MARGIN FOR
           FISCAL QUARTER                OFFSHORE RELATED RATE LOANS
--------------------------------------------------------------------------------

          Less than 1.5:1                               .65%
      Equal to or greater than 1.5:1                    .75%
       Up to and including 2.25:1
          Greater than 2.25:1                          .875%

          "BORROWERS" means Northwest Pipe Company, Thompson Pipe and Steel Company and Thompson Steel Pipe Company.

          "BUSINESS DAY" means any day other than Saturday, Sunday or another day on which banks are authorized or obligated to close in Seattle, Washington, except in the context of the selection of an Offshore Related Rate Loan or the calculation of the IBOR Rate or the LIBOR Rate for any Applicable Interest Period, in which event "Business Day" means any day other than Saturday or Sunday on which dealings in foreign currencies and exchange between banks may be carried on in London, England and Seattle, Washington.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         "COMMERCIAL LETTER OF CREDIT" means any commercial letter of credit issued by Agent pursuant to the terms of Article 9.

          "COMMERCIAL LETTER OF CREDIT USAGE" means, as of any date of determination, the sum of (i) the aggregate face amount of all outstanding unmatured Commercial Letters of Credit issued pursuant to Article 9 PLUS (ii) the aggregate amount of all payments made by Agent under Commercial Letters of Credit and not yet reimbursed by Borrowers pursuant to Section 9.4.

          "COMMITMENT" means, with respect to each Lender, its obligation to extend Revolving Loans under this Agreement, and its obligation to purchase Letter of Credit Risk Participations pursuant to Article 9.5. In the case of Agent, "Commitment" also means its obligation to issue Letters of Credit under this Agreement.

          "CONTROLLED GROUP" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrowers, are treated as a single employer under Section 414(b) or 414(c) of the Code. The term "Controlled Group" shall also include all members of a group of corporations or trades or businesses (whether or not incorporated) that together with Borrowers constitute an "affiliated service group," as defined in Code Section 414(m).

         "DEFAULT" means any event which but for the passage of time or the giving of notice or both would be an Event of Default.

         "EBITDA" means, for any period, net income (or net loss), plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, and
(d) amortization
expense, in each case determined in accordance with GAAP.

          "EMPLOYEE PLAN" means any and all plans, programs and arrangement that constitute a Pension Plan or a Welfare Plan.

        "ENVIRONMENTAL LAWS" means all federal, state and local statutes, regulations, ordinances, and requirements, now or hereafter in effect, pertaining to environmental protection, contamination or cleanup, including without limitation (i) the Federal Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, ET SEQ.), (ii) the Federal Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 ET SEQ.), (iii) the Federal Hazardous Materials Transportation Control Act (49 U.S.C. Section 1801, ET SEQ.), (iv) the Federal Clean Air Act (42 U.S.C.
Section 7401, ET SEQ.), (v) the Federal Water Pollution Control Act, Federal Clean Water Act (33 U.S.C. Section 1251 ET SEQ.), (vi) the Federal Insecticide, Fungicide, and Rodenticide Act, Federal Pesticide Act (7 U.S.C. Section 136, ET SEQ.), (vii) the Federal Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.), (viii) the Federal Safe Drinking Water Act (42 U.S.C. Section fm ET SEQ.), (ix) Hazardous Substances, Radiation Sources, ORS Sections 453.01 ET SEQ., (x) Solid Waste Control, ORS Sections 459.005 ET SEQ., (xi) Hazardous Waste and Hazardous Materials I, ORS Sections 465.003 ET SEQ., (xii) Hazardous Waste and Hazardous Materials II, ORS Sections 466.005 ET SEQ., (xiii) Air Quality, ORS Sections 468A.005 ET SEQ., (xiv) Water Quality, ORS Sections 468B.005 ET SEQ., (xv) Oregon Drinking Water Quality Act, ORS 448.115
ET SEQ., (xvi) Ground Water Act of 1955, ORS Sections 537.505 ET SEQ.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "EVENT OF DEFAULT" has the meaning given in Section 7.1.

          "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on transactions received by Agent from three federal funds brokers of recognized standing selected by Agent.

          "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "FUNDED DEBT" means the aggregate amount for Borrowers and all Subsidiaries of:

          (a) any interest bearing indebtedness other than such indebtedness, the payment of which is secured by any Standby Letter of Credit described in Article 9 or Article 10, plus

          (b) any other obligations of Borrowers or any Subsidiary under leases which have been or should have been recorded as capital leases, plus

          (c) all outstanding letters of credit whether commercial or standby, including Letters of Credit described in Article 9 or Article 10, and all other letters of credit, plus

          (d)  all obligations guaranteed by any Borrower or Subsidiary.

          "FUNDED PRO RATA SHARE" shall mean, with respect to each Lender, a fraction. The numerator of the fraction will equal the sum of:

          (a) the aggregate outstanding principal amount of all such Lender's Loans, plus

          (b) the aggregate outstanding principal amount of all payments made by such Lender pursuant to Section 9.7(a) (including payments deemed made by Bank of America in its capacity as Lender to Agent), plus

          (c) in the case of Bank of America, the aggregate of the amounts paid by Agent under Letters of Credit to the extent Agent has not received payment with respect to Letters of Credit from Borrowers hereunder or from Lenders pursuant to Section 9.7(a).

The denominator of the fraction will equal the sum of:

          (a) the aggregate outstanding principal amount of the Loans of all Lenders (including the Lender whose Funded Pro Rata Share is being calculated), plus

          (b) the aggregate face amount of all amounts paid by Agent under the Letters of Credit (to the extent not already paid or reimbursed by Borrowers).

          "GAAP" shall have the meaning given in Section 1.3.

          "GOVERNMENT APPROVAL" means an approval, permit, license, authorization, certificate, or consent of any Governmental Authority.

          "GOVERNMENTAL AUTHORITY" means the government of the United States or any State or any foreign country or any political subdivision of any thereof or any branch, department, agency, instrumentality, court, tribunal or regulatory authority which constitutes a part or exercises any sovereign power of any of the foregoing.

           "HAZARDOUS SUBSTANCES" means any substance or material defined or designated as hazardous or toxic waste, hazardous or toxic material, a hazardous, toxic or radioactive substance, or other similar terms, by any federal, state or local environmental statute, regulation or ordinance presently in effect, including but not limited to the Environmental Laws.

          "INTEREST RATE NOTICE" shall hae the meaning given in Section 2.6(b).


          "LENDERS" has the meaning set forth in the introductory paragraph hereof.

          "LETTERS OF CREDIT" means Commercial Letters of Credit and Standby Letters of Credit.

          "LETTER OF CREDIT RISK PARTICIPATION" with respect to each Lender, means a risk participation purchased by such Lender pursuant to Article 9 with respect to a Letter of Credit (including risk participations deemed purchased from Agent by Bank of America in its capacity as Lender).

          "LETTER OF CREDIT USAGE" means Commercial Letter of Credit Usage PLUS Standby Letter of Credit Usage.

          "LIEN" means, for any of Borrowers or Subsidiaries any security interest, pledge, mortgage, charge, assignment, hypothecation, encumbrance, attachment, garnishment, execution or other voluntary or involuntary lien upon or affecting the revenues of such person or any real or personal property in which such person has or hereafter acquires any interest, EXCEPT (a) liens for Taxes which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof; (b) liens imposed by law (such as mechanics' liens) incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof with, in the case of liens on property of either Borrowers or any Subsidiary, provision having been made to the satisfaction of Agent for the payment thereof in the event the contest is determined adversely to either Borrowers or any Subsidiary; and (c) deposits or pledges under worker's compensation, unemployment insurance, social security or other similar laws or made to secure the performance of bids, tenders, contracts (except for repayment of borrowed money), or leases, or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance, customs or other similar bonds given in the ordinary course of business.

          "LOAN DOCUMENTS" means this Agreement and all other certificates, instruments and other documents executed by or on behalf of Borrowers and/or their Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

          "LOANS" means the Revolving Loans and the Term Loans.

          "LONG TERM RATE" means the fixed interest rate the Agent and the Borrowers agree will apply to the Long Term Rate Loan in question during the Applicable Interest Period.

          "LONG TERM RATE LOANS" means a borrowing that bears interest at the Long Term Rate.

          "MAJORITY LENDERS" means at any time Lenders having an aggregate Funded Pro Rata Share of at least sixty-six and two thirds percent (66 2/3%).

          "MONEY MARKET" means one or more wholesale funding markets available to Agent, including domestic negotiable certificates of deposit, eurodollar deposits, bank deposit notes or other appropriate money market instruments selected by Agent.

          "NET INCOME" means, for any period, the consolidated net income of Borrowers and Subsidiaries for such period, determined in accordance with GAAP.

          "NOTICE OF BORROWING" means a written or oral request for a Loan from Borrowers delivered to Agent in the manner, at the time, and containing the information required under Section 2.2.

          "OFFICER'S CERTIFICATE" means a certificate executed and delivered on behalf of Borrowers by their chief executive officer, chief operating officer or chief financial officer.

          "OFFSHORE RATE" means for any Applicable Interest Period, with respect to Offshore Related Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded to five decimal places) determined by the Agent as follows:

Offshore Rate =       [LIBOR OR IBOR]
                   ----------------------------------------------
                 1.00 - Eurodollar Reserve Percentage

Where,

          "EURODOLLAR RESERVE PERCENTAGE" means for any day for any Applicable Interest Period the maximum reserve percentage, expressed as a decimal, in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

          "LIBOR" means the rate of interest per annum (rounded to five decimal places) at which Bank of America's London branch would offer dollar deposits in the approximate amount of the relevant Offshore Related Rate Loan having a maturity comparable to the Applicable Interest Period in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Applicable Interest Period.

          "IBOR" means the rate of interest per annum (rounded to five decimal places) at which dollar deposits in the approximate amount of the relevant Offshore Related Rate Loan for the Applicable Interest Period would be offered by Bank of America's Grand Cayman Branch, Grand Cayman B.W.I to major banks in the offshore dollar interbank market at approximately 11:00 a.m. (New York City time) on the commencement of such Applicable Interest Period.

          "OFFSHORE RELATED RATE" means, for any Interest Period, with respect to Offshore Related Rate Loans comprising part of the same Borrowing, the rate of interest equal to the sum of (a) the Applicable Margin and (b) the Offshore Rate.

          "OFFSHORE RELATED RATE LOAN" means a Borrowing that bears interest based on the Offshore Related Rate.

          "PENSION PLAN" means an "employee pension benefit plan" (as such term is defined in ERISA) from time to time maintained by Borrowers or a member of the Controlled Group.

          "PERSON" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

          "PLAN" shall mean, at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by Borrowers or any member of the Controlled Group for employees of Borrowers or any member of the Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrowers or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five
(5) plan years made contributions.

          "REFERENCE RATE" means the rate of interest publicly announced from time to time by Bank of America, as its Reference Rate. Reference Rate is set based on various factors, including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. Bank of America may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Reference Rate.

          "REFERENCE RELATED RATE" means for any interest period with respect to Reference Related Rate Loans comprising part of the same Borrowing, the rate of interest equal to the Reference Rate less .50%.

          "REFERENCE RELATED RATE LOAN" means a Borrowing that bears interest based at the Reference Related Rate.

          "REIMBURSEMENT AGREEMENTS" shall have the meaning given in Section
9.2.

          "REVOLVING LOAN MATURITY DATE" means September 30, 2000. Agent and Lenders will consider a one year extension to the Revolving Loan Maturity Date on each anniversary of this Agreement. However, any extension will require the consent of Agent and all Lenders in their sole discretion.

          "REVOLVING LOAN PRO RATA SHARE" means for: Bank of America, 100 percent, subject to adjustment as provided in Section 11.7.

          "REVOLVING LOANS" has the meaning given in Section 2.1.

          "SOLVENT" means with respect to any Borrower, that on a particular date, (a) the fair saleable value of the property of such Borrower (including all tangible and intangible property) is greater than the total amount of liabilities (including unmatured and contingent liabilities) of such Borrower,
(b) such Borrower is able to pay its debts, commitments and other liabilities (including unmatured and contingent liabilities) as they mature in the normal course of business, (c) such Borrower does not have an unreasonably small capital, and (d) such Borrower is generally paying its debts as and when such debts become due.

          "STANDBY LETTER OF CREDIT" means any standby letter of credit issued by Agent pursuant to the terms of Article 9.

          "STANDBY LETTER OF CREDIT USAGE" means, as of any date of determination, the sum of (i) the aggregate face amount of all outstanding unmatured Standby Letters of Credit issued pursuant to Article 9 PLUS (ii) the aggregate amount of all payments made by Agent under Standby Letters of Credit and not yet reimbursed by Borrowers pursuant to Section 9.4.

          "SUBSIDIARY" shall mean any corporation directly or indirectly controlled by Borrowers. For the purposes of this definition, "controlled by" shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Subsidiary, whether through the ownership of voting securities, by contract or otherwise.

          "SUCCESSOR" means, for any corporation or banking association, any successor by merger or consolidation, or by acquisition of substantially all of the assets of the predecessor.

          "TAX" means, for any person, any tax, assessment, duty, levy, impost or other charge imposed by any Governmental Authority on such person or on any property, revenue, income, or franchise of such person and any interest or penalty with respect to any of the foregoing.

          "TANGIBLE NET WORTH" means, for Borrowers and Subsidiaries on a consolidated basis, the excess of total assets over total liabilities, but excluding intangible assets. Tangible Net Worth will be determined pursuant to GAAP.

          "TERM LOAN" means any Term Loan resulting from a conversion of a portion of the revolving loans as described in Section 2.5.

          "TOTAL COMMITMENT" means $45,000,000. However, Total Commitment will be reduced to $25,000,000 on the earlier of December 31, 1997 or the date that any Borrower receives the net proceeds from the private placement of notes in the amount of at least $20,000,000.

          "TOTAL REVOLVING LOAN COMMITMENT" means the amount of the Total Commitment less, at any time, the then total Letter of Credit Usage, and less the original amount of any Term Loans. The Total Revolving Loan Commitment will not increase as Term Loans are paid down.

          "TOTAL UTILIZATION" shall mean, as of any date of determination, the sum of the aggregate amount of all outstanding Revolving Loans, plus the Letter of Credit Usage, and plus the Term Loans, if any.

          "UNUSED COMMITMENT FEE" shall have the meaning given in Section
2.9(b).

          "UNUSED COMMITMENT FEE RATE" means an annual rate determined as set forth below depending upon the ratio of Funded Debt to EBITDA. The adjustment will be effective the first day of the month after Agent has received information needed to determine the relevant ratio. However, if such information is not given to Agent within the time required by Section 5.9, Agent may, at its option, adjust the Annual Unused Commitment Fee Rate upwards, if applicable, as of the first day of the month following the date by which such information should have been received. The Unused Commitment Fee Rate in effect upon the date of this Agreement is .175 percent.

               RATIO AT END OF PRIOR                 ANNUAL UNUSED
                  FISCAL QUARTER                  COMMITMENT FEE RATE
--------------------------------------------------------------------------------

              Less than 1.5:1                             .175%
     Equal to or greater than 1.5:1                       .200%
       Up to and including 2.25:1
            Greater than 2.25:1                           .225%

          "WELFARE PLAN" means an "employee welfare benefit plan" (as such term is defined in ERISA) from time to time maintained by Borrowers or a member of the Controlled Group.

     Section 1.2 GENERAL PRINCIPLES APPLICABLE TO DEFINITIONS. Definitions given herein shall be equally applicable to both singular and plural forms of the terms therein defined and references herein to "he" or "it" shall be applicable to persons whether masculine, feminine or neuter. References herein to any document including, but without limitation, this Agreement shall be deemed a reference to such document as it now exists, and as, from time to time hereafter, the same may be amended. References herein to a "person" or "persons" shall be deemed to be references to an individual, corporation, partnership, trust, unincorporated association, joint venture, joint-stock company, government (including political subdivisions), Governmental Authority or agency or any other entity. References herein to any article, section, subsection, schedule or exhibit shall, unless otherwise indicated, be deemed a reference to sections and subsections within and schedules and exhibits to this Agreement.

     Section 1.3 ACCOUNTING TERMS. Except as otherwise provided herein, accounting terms not specifically defined shall be construed, and all accounting procedures shall be performed, in accordance with generally accepted United States accounting principles consistently applied ("GAAP") and as in effect on the date of application.


                                      ARTICLE 2

                                      THE LOANS

     Section 2.1 REVOLVING LOANS. Subject to the terms and conditions of this Agreement, each Lender hereby severally agrees during the period beginning on the date hereof and ending on the Revolving Loan Maturity Date to make revolving loans duly requested hereunder (the "Revolving Loans") to Borrowers in amounts equal to such Lender's Revolving Loan Pro Rata Share of each requested loan PROVIDED that, after giving effect to any requested loan, absent such Lender's consent, the aggregate of all Revolving Loans outstanding from such Lender will not exceed at any one time its Revolving Loan Pro Rata Share of the Total Revolving Loan Commitment. The Revolving Loans described in this Section constitute a revolving credit and within the amount and time specified, Borrowers may pay, prepay and reborrow.

     Section 2.2 MANNER OF BORROWING. For each requested Loan, Borrowers shall deliver to Agent a Notice of Borrowing specifying the date of a requested Borrowing and the amount thereof. Borrowers may give a Notice of Borrowing on the same day it wishes a Loan to be made, provided said Notice of Borrowing is received by Agent no later than 11:00 a.m. (Seattle time) on the date of the requested borrowing. Each Notice of Borrowing shall be given in writing or orally and promptly confirmed in writing, provided, however, that Agent may rely on any oral Notice of Borrowing even if Agent does not receive a written confirmation. If Borrowers simultaneously elect to have interest accrue on a Revolving Loan at an Offshore Related Rate calculated by reference to LIBOR by giving an Interest Rate Notice described in Section 2.6(b) in respect of such borrowing, the Notice of Borrowing shall be given no later than 11:00 a.m. three Business Days prior to the date of the requested borrowing. Requests for borrowing, or confirmations thereof, received after the designated hour will be deemed received on the next succeeding Business Day. Each such Notice of Borrowing shall be irrevocable and shall be deemed to constitute a representation and warranty by Borrowers that as of the date of such notice the statements set forth in Article 4 are true and correct and that no Default or Event of Default has occurred and is continuing. Agent is authorized to make Loans upon the request of any person authorized in writing by the President or the CEO of the Northwest Pipe Company to make such requests. Each Loan requested by Borrowers under this Section shall be in an amount of not less than $100,000 and an integral multiple of $100,000. On receipt of a Notice of Borrowing, Agent shall promptly notify each Lender by telephone, telex or telefax of the date of the requested borrowing and the amount thereof. Each Lender shall before 1:00 p.m. (Seattle time) on the date of the requested borrowing, pay such Lender's Revolving Loan Pro Rata Share of the aggregate principal amount of the requested borrowing in immediately available funds to Agent at its Commercial Loan Processing Center in Seattle, Washington. Upon fulfillment to Agent's satisfaction of the applicable conditions set forth in
Article 3, and after receipt by Agent of such funds, Agent will promptly make such funds available to Borrowers by depositing them to the ordinary checking account maintained by Borrowers with Agent.

     Section 2.3 AGENT'S RIGHT TO FUND. Unless Agent shall have received notice from a Lender prior to 12:00 Noon (Seattle time) on the date of any requested borrowing that such Lender will not make available to Agent its share of the requested borrowing, Agent may assume that such Lender has made such funds available to Agent on the date such Loan is to be made in accordance with
Section 2.2 and Agent may, in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent that such Lender shall not have so made such portion available to Agent, such Lender and Borrowers jointly and severally agree to pay to Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to Borrowers until the date such amount is repaid to Agent, at (a) in the case of Borrowers, the Reference Related Rate and (b) in the case of such Lender, the Federal Funds Rate. Any such repayment by Borrowers shall be without prejudice to any rights it may have against the Lender that has failed to make available its funds for any requested borrowing.

      Section 2.4       REPAYMENT OF PRINCIPAL.

          (a) On each day that the Total Utilization exceeds the Total Commitment, Borrowers shall repay Revolving Loans in such an amount as is necessary to reduce such Total Utilization to an amount equal to or less than the Total Commitment. If Borrowers shall pay any Offshore Related Rate Loan pursuant to this Section prior to the end of the Applicable Interest Period, Borrowers shall include with such payment any amount payable pursuant to
Section 2.7 and applicable to the payment of such Offshore Related Rate Loan prior to the termination of the Applicable Interest Period.

          (b) Borrowers shall repay the principal amount of the Revolving Loans on or before the Revolving Loan Maturity Date.

     Section 2.5 OPTIONAL CONVERSION OF UP TO $10,000,000 OF REVOLVING LOANS. On the first day of any month, within 24 months of the date of this Agreement, if at that time, the conditions set forth in Section 3.2 are satisfied, Borrowers may convert a portion of not less than $500,000 of the Revolving Loans in increments of $100,000 to a Term Loan, but Borrowers shall not convert more than a total of $10,000,000 of Revolving Loans to Term Loans. Each such conversion will be accomplished by Borrowers giving written notice to Agent at least 5 business days prior to the date selected by Borrowers for conversion. Such notice will specify what portions of the Term Loan will bear interest at the available alternative rates described in Section 2.6(b). Principal payments on each Term Loan will be paid in 16 equal consecutive quarterly installments with the first principal payment being due at the end of the calendar quarter following conversion. Interest on each Term Loan will be payable monthly in arrears. All then unpaid principal and interest on each Term Loan will be due and payable no later than 48 months following such conversion .

     Section 2.6    INTEREST ON LOANS.

          (a) GENERAL PROVISIONS. Borrowers agree to pay to Lenders interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan shall be due and payable at a per annum rate equal to the Applicable Interest Rate in effect from time to time with respect to such Loan (or respective portions thereof). In addition, at Lenders' option, during any period of time while an Event of Default has occurred and is continuing, interest shall accrue and be paid on the unpaid principal amount of each Loan or portion thereof at a per annum rate equal to 3% above the Applicable Interest Rate for such Loan or portion thereof. Accrued but unpaid interest on each Loan or portion thereof shall be paid in arrears on the first business day of each calendar month, and at the applicable maturity date.

          (b)      SELECTION OF ALTERNATIVE RATES.

                   (1) Borrowers may, subject to the requirements of this Section, elect on any Business Day to have interest accrue on any Loan or any portion thereof at an Offshore Related Rate for an Applicable Interest
Period. Borrowers may also, subject to the requirements of this Section, elect on any Business Day to have interest accrue on any Term Loan or portion thereof at a Long Term Rate for an Applicable Interest Period. Such notice (herein, an "Interest Rate Notice") shall be deemed delivered when communicated to Agent (in the case of an oral notice) or when received by Agent (in the case of written notice) except that an Interest Rate Notice communicated to or received by Agent after the specified time on any Business Day, shall be deemed to have been delivered or received on the immediately succeeding Business Day. Any oral Interest Rate Notice shall be promptly confirmed in writing, provided, however, that Agent may rely on any oral Interest Rate Notice even if Agent does not receive a written confirmation. Such Interest Rate Notice shall identify, subject to the conditions of this Section, the Loan or portions thereof to accrue interest at the Offshore Related Rate or the Long Term Rate and the Applicable Interest Period which Borrowers select. Any such Interest Rate Notice shall be irrevocable and shall constitute a representation and warranty by Borrower that as of the date of such Interest Rate Notice, the statements set forth in Article 4 are true and correct and that no Default or Event of Default has occurred and is continuing. An Interest Rate Notice specifying a LIBOR rate shall be given before 11:00 a.m. (Seattle time) three Business Days prior to the commencement of the Applicable Interest Period. An Interest Rate Notice specifying an IBOR rate shall be given before 9:00 a.m. (Seattle time) on the date of commencement of the Applicable Interest Period.
An Interest Rate Notice specifying a Long Term Rate given at the time of a conversion described in Section 2.5 shall be given concurrently with the notice of conversion after agreement on the rate has been reached, and the rate so agreed upon and specified in the Interest Rate Notice will be effective for the Applicable Interest Period. An Interest Rate Notice specifying a Long Term Rate which is given other than in connection with a conversion described in Section
2.5 shall be given before 9:00 a.m. (Seattle time) on the date of commencement of the Applicable Interest Period. Any Interest Rate Notice which specifies an Offshore Related Rate but fails to identify an Applicable Interest Period shall be deemed to request an Applicable Interest Period of one month. Any Interest Rate Notice which specifies a Long Term Rate but fails to identify an Applicable Interest Period shall be deemed to request an Applicable Interest Period of one year.

                   (2) Borrowers' right to select the Offshore Related Rate or Long Term Rate to apply to a Loan or any portion thereof shall be subject to the following conditions: (i) the aggregate of all Loans, or portions thereof, to accrue interest at a particular Offshore Related Rate or Long Term Rate for the same Applicable Interest Period shall be an integral multiple of $100,000 and not less than $500,000; (ii) no such rate may be selected for any Revolving Loan, or Term Loan, or portion thereof, which is already accruing interest at an Offshore Related Rate or Long Term Rate unless such selection is only to become effective at the maturity of the Applicable Interest Period then in effect; (iii) no Lender shall have given notice pursuant to Section 2.6(d) that the selected Offshore Rate or Long Term Rate is not available; and (iv) no Default or Event of Default shall have occurred and be continuing.

                   (3) In the absence of an effective request for the application of an Offshore Related Rate or Long Term Rate, the Revolving Loans, Term Loans or remaining portions thereof shall accrue interest at the Reference Related Rate.

                   (4) The Interest Rate Notice may be given with and contained in any Notice of Borrowing.

                   (5) If Borrowers deliver an Interest Rate Notice with any Notice of Borrowing for a Loan and Borrowers thereafter declines to take such Loan or a condition precedent to the making of such Loan is not satisfied or waived, Borrowers shall indemnify Agent and each Lender for all losses and any costs which Agent or any Lender may sustain as a consequence thereof including, without limitation, the costs of re-employment of funds at rates lower than the cost to Lenders of such funds. Payment of the amount owed shall be due within fifteen (15) days after Borrowers' receipt of Agent's statement calculating the sum due.

          (c) APPLICABLE DAYS FOR COMPUTATION OF INTEREST. Computations of interest shall be made on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

          (d) UNAVAILABLE OFFSHORE RELATED RATE OR LONG TERM RATE. If any Lender reasonably determines that for any reason, fair and adequate means do not exist for establishing a particular Offshore Related Rate or Long Term Rate, or that an Offshore Related Rate or Long Term Rate will not adequately and fairly reflect the cost to it of making or maintaining the principal amount of a particular Offshore Related Rate Loan or Long Term Rate Loan or that accruing interest on any Offshore Related Rate Loan or Long Term Rate Loan has become unlawful or is contrary to any internal policies (of general application), such Lender may give notice of that fact to Agent and Borrowers. After such notice has been given and until such Lender notifies Borrowers and Agent that the circumstances giving rise to such notice no longer exist, the interest rate or rates so identified in such notice shall no longer be available. Any subsequent request by Borrowers to have interest accrue at such an Offshore Related Rate or Long Term Rate, as the case may be, shall be deemed to be a request for interest to accrue at the Reference Related Rate. If the circumstances giving rise to the notice described herein no longer exist, the Lender who had previously given notice of the unavailability of rate(s) shall notify Agent and Borrowers in writing of that fact, and Borrowers shall then once again become entitled to request that such Offshore Related Rate or Long Term Rate apply to the Loans in accordance with Section 2.6(b).

          (e) COMPENSATION FOR INCREASED COSTS. In the event that after the date hereof any change occurs in any applicable law, regulation, treaty or directive or interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof, or any condition is imposed by any Governmental Authority after the date hereof or any change occurs in any condition imposed by any Governmental Authority on or prior to the date hereof which:

                   (1) subjects any Lender to any Tax (other than any Tax measured by such Lender's net or gross income), or changes the basis of taxation of any payments to any

Lender on account of principal of or interest on any Offshore Related Rate Loan or Long Term Rate Loan or fees in respect of such Lender's obligation to make Long Term Rate Loans or Offshore Related Rate Loans or other amounts payable with respect to such Loans; or

          (2) imposes, modifies or determines applicable any reserve, deposit or similar requirements against any assets held by, deposits with or for the account of, or loans or commitments by, the relevant office of any Lender in connection with its Long Term Rate Loans or Offshore Related Rate Loans to the extent the amount of which is in excess of, or was not applicable at the time of computation of, the amounts provided for in the definition of such Long Term Rate or Offshore Related Rate; or

          (3) affects the amount of capital required or expected to be maintained by banks generally or corporations controlling banks and any Lender determines that the amount by which it or any corporation controlling it is required or expected to maintain or increase its capital is increased by, or based upon, the existence of this Agreement or of any Lender's Loans or Commitments hereunder;

          (4) imposes upon any Lender any other condition with respect to its Offshore Loans or its obligation to make Long Term Rate or Offshore Related Rate Loans; which, as a result thereof, (i) increases the cost to any Lender of making or maintaining its Loans or its Commitments hereunder, or (ii) reduces the net amount of any payment received by any Lender in respect of its Long Term Rate Loans or Offshore Related Rate Loans (whether of principal, interest, commitment fees or otherwise), or (iii) requires any Lender to make any payment on or calculated by reference to the gross amount of any sum received by it in respect of its Long Term Rate or Offshore Related Rate Loans, in each case by an amount which any such Lender in its reasonable judgment deems material, then and in any such case Borrowers shall pay to Agent for the account of such Lender on demand such amount or amounts as will compensate such Lender for any increased cost, deduction or payment actually incurred or made by such Lender, PROVIDED, HOWEVER, Borrowers shall not be obligated for amounts hereunder unless, within 60 days after learning thereof any such Lender shall have advised Borrowers of the subjection, change, requirement or other condition forming the basis for such Lender's request for additional payment hereunder. If Borrowers are advised of any such subjection, change, requirement or other condition prior to the expiration of an Applicable Interest Period for any Long Term Rate Loan or Offshore Related Rate Loan, Borrowers may elect to prepay the Long Term Rate Loan or Offshore Related Rate Loan, as applicable, without penalty or premium if such prepayment would reduce or eliminate the amounts which Borrowers would otherwise be obligated to pay any Lender under the terms of this Section. The demand for payment by any Lender shall be delivered to both Agent and Borrowers and shall state the subjection or change which occurred or the reserve or deposit requirements or other conditions which have been imposed upon such Lender or the request, direction or requirement with which it has complied, together with the date thereof, the amount of such cost, reduction or payment and the manner in which such amount has been calculated.

     The protection of this Section shall be available to each Lender regardless of any possible contention of invalidity or inapplicability of the relevant law, regulation, treaty, directive, condition or interpretation thereof. In the event that Borrowers pay any Lender the amount necessary to compensate such Lender for any charge, deduction or payment incurred or made by such Lender as provided in this Section, and such charge, deduction or payment or any part thereof is subsequently returned to such Lender as a result of the final determination of the invalidity or inapplicability of the relevant law, regulation, treaty, directive or condition, then such Lender shall remit to Borrowers the amount paid by Borrowers which has actually been returned to such Lender (together with any interest actually paid to such Lender on such returned amount), less such Lender's costs and expenses incurred in connection with such governmental regulation or any challenge made by such Lender with respect to its validity or applicability.

     Section 2.7 PREPAYMENTS. Reference Related Rate Loans may be repaid at any time without penalty or premium. Except as provided in Section 2.6(e), if an Offshore Related Rate Loan or Long Term Rate Loan is paid prior to the end of the Applicable Interest Period, a fee computed in the manner set out in Schedule 1 shall be assessed and paid at the time of such payment. Such fee shall be calculated by Agent. Except as provided in Section 2.6(e), such fee shall apply in all circumstances where an Offshore Related Rate Loan or Long Term Rate Loan is paid prior to the end of the Applicable Interest Period, regardless of whether such payment is voluntary, mandatory (including, without limitation, payments required pursuant to Section 2.4) or the result of Agent's or any Lender's collection efforts.

      Section 2.8       MANNER OF PAYMENTS.

          (a) Agent is authorized to deduct all interest and all other fees and expenses due from any of Borrowers' checking accounts maintained with Agent. If such payments are not taken from Borrowers' checking accounts, all payments and prepayments of principal and interest on any Loan and all other amounts payable hereunder by Borrowers to Agent or any Lender shall be made by paying the same in United State Dollars and in immediately available funds to Agent at its Commercial Loan Processing Center, Seattle, Washington not later than 12:00 Noon (Seattle time) on the date on which such payment or prepayment shall become due.

          (b) Borrowers hereby authorizes Agent and each Lender, if and to the extent any payment is not promptly made pursuant to this Agreement or any other Loan Document, to charge from time to time against any or all of the accounts of Borrowers with Agent or any Lender or any Affiliate of any Lender any amount due hereunder or under such other Loan Document.

          (c) Whenever any payment hereunder or under any other Loan Document shall be stated to be due would otherwise occur on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. In the case of an Offshore Loan or Long Term Base Loan, whenever the last day of any Applicable Interest Period would otherwise occur on a day other than a Business Day, the last day of such Applicable Interest Period shall occur, on the next succeeding Business Day and such extension of time shall in such case be included in the computation and payment of interest, UNLESS, such extension would cause the last day of such Applicable Interest Period to occur in the next following calendar month, in which case the last day of such Applicable Interest Period shall occur, on the preceding Business Day and the calculation of interest will be adjusted accordingly.

      Section 2.9   FEES.

          (a) Borrowers agree to pay Bank of America, the sole Lender on the date hereof a loan initiation fee of $28,750.

          (b) Borrowers agree to pay Agent for the account of Lenders in proportion to their respective Revolving Loan Pro Rata Shares an Unused Commitment Fee. This fee will be payable quarterly in arrears commencing December 31, 1997, and will be computed by multiplying the Unused Commitment Fee Rate, based upon a 360-day year by the daily amount by which the Total Revolving Loan Commitment exceeds the aggregate of the Revolving Loans.

     Section 2.10 SHARING OF PAYMENTS, ETC. If any Lender shall obtain any payment in respect of Borrowers' obligations under the Loan Documents (whether voluntary or involuntary, through the exercise of any right of set off or otherwise) in excess of the amount it would have received if all payments had been made directly to Agent and apportioned in accordance with the terms hereof, such Lender shall hold such excess payment in trust for Agent and Lenders and shall forthwith remit the same to Agent for Agent's Lenders' accounts as herein provided.

     Section 2.11 APPLICATION OF PAYMENTS. Any payment made by Borrowers in respect of amounts owing by them under any of the Loan Documents, in the absence of a continuing Event of Default shall be applied in the manner directed by Borrowers, and in the absence of such direction shall be applied as follows:


          (a) FIRST, to fees, expenses and indemnities due under any Loan Document;

          (b)  SECOND, to interest due under provision of any Loan Document;

          (c)  THIRD, to any principal payment then due under any Loan;

          (d) FOURTH, to prepay the principal amount of any Reference Rate Related Loan then outstanding but not yet due; and

          (e) FIFTH, to prepay the principal amount of any Offshore Related Rate Loan or Long Term Base Rate Related Loan then outstanding but not yet due.

Any payments made by Borrowers on the Loans or received for Borrowers' account and from any source after the occurrence and during the continuation of an Event of Default shall be applied as follows:

          (a) FIRST, to fees, expenses and indemnities due under any Loan Document;

          (b)  SECOND, to interest due under provision of any Loan Document;

          (c)  THIRD, to any principal payment then due under any Loan;

          (d) FOURTH, to any liability of Borrowers under any Reimbursement Agreement or pursuant to Section 9.4.

          (e) FIFTH, to prepay the principal amount of any Reference Rate Related Loan then outstanding, whether or not due;

          (f) SIXTH, to prepay the principal amount of any Offshore Related Rate Loan or Base Rate Related Loan then outstanding, whether or not due; and

          (g) SEVENTH, as cash collateral security for Borrowers' obligations in respect of unmatured and unreimbursed Letters of Credit.

                                      ARTICLE 3

                                 CONDITIONS TO LOANS

     Section 3.1 CONDITIONS TO INITIAL LOANS. In addition to the conditions set forth in Section 3.2, the obligation of each Lender to make its initial Loan and the obligation of Agent to issue any Letter of Credit is subject to fulfillment of the following conditions:

     (a) LOAN DOCUMENTS. Agent shall have received the Loan Documents, each been duly executed and delivered by Borrowers and the other parties thereto, and shall be satisfactory to Agent and each Lender in form and substance.

     (b) BORROWER AUTHORITY. Agent shall have received in form and substance satisfactory to it (i) a copy of a resolution adopted by the Board of Directors of Borrowers authorizing the execution, delivery and performance of this Agreement and the other Loan Documents certified by the Secretary of Borrowers;
(ii) evidence of the authority and specimen signatures of the persons who have signed this Agreement and the other Loan Documents; (iii) Certificate of Existence or Certificate of Good Standing dated as of a recent date issued by the Secretary of State of each of the states where a Borrower is incorporated; and (iv) such other evidence of corporate authority as Agent shall reasonably require.

     (c) LEGAL OPINION. Agent on behalf of each Lender shall have received the legal opinion of the law firm of Ater Wynne Hewitt Dodson & Skerritt, L.L.P., as counsel to Borrowers, substantially in the form attached as Exhibit 3.1 and dated as of the date hereof.

     (d) OFFICER'S CERTIFICATE. Agent shall have received a certificate of Borrowers' chief financial officer or president as to the accuracy of Borrowers' representations and warranties set forth in Article 4 and as to the absence of any Default or Event of Default.

     (e) OTHER INFORMATION. Agent shall have received such other statements, opinions, certificates, documents, undertakings and information with respect to the matters contemplated by this Agreement and the other Loan Documents as any Lender may reasonably request.

     (f) FEES. Agent shall have received payment from Borrowers of the fees described in Section 2.9(a).

     (g) EQDS. Agent shall have received from Borrowers a completed Environmental Questionnaire and Disclosure Statement and is satisfied with it.

     (h) MATERIAL ADVERSE CHANGE. There has been no material adverse change in the operations, business, or condition, including financial condition of the Borrowers and their Subsidiaries, taken as a whole since June 30, 1997.

     Section 3.2 CONDITIONS TO LOANS. The obligation of Lender to make any Loan hereunder, and the obligation of Agent to issue any Letters of Credit are subject to the fulfillment of the following conditions:

     (a) PRIOR CONDITIONS. All of the conditions set forth in Section 3.1 shall have been satisfied.

     (b) NOTICE OF BORROWING. Agent shall have received the Notice of Borrowing in respect of such Loan.

     (c) NO DEFAULT. At the date of the Loan, no Default or Event of Default shall have occurred and be continuing or will have occurred as the result of the making of the Loan; and the representations and warranties of Borrowers in
Article 4 shall be true on and as of such date with the same force and effect as if made on and as of such date.

     (d) OTHER INFORMATION. Agent and each Lender shall have received such other statements, opinions, certificates, documents and information as it may reasonably request in order to satisfy itself that the foregoing conditions have been fulfilled.

                                      ARTICLE 4

                           REPRESENTATIONS AND WARRANTIES

     Borrowers represent and warrant as follows:

     Section 4.1 CORPORATE EXISTENCE AND POWER. Northwest Pipe Company is a corporation duly incorporated and validly existing under the laws of the State of Oregon. Thompson Pipe and Steel Company is a corporation duly incorporated and validly existing under the laws of the State of Colorado and is a wholly owned subsidiary of Northwest Pipe Company. Thompson Steel Pipe Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware and is a wholly owned subsidiary of Thompson Pipe and Steel Company. Borrowers are duly qualified to do business in each other jurisdiction where the nature of their activities or the ownership of their properties requires such qualification, except to the extent that failure to be so qualified does not have a material adverse effect on its business, operations or financial condition. Borrowers have full corporate power and authority to carry on their business as presently conducted, to own and operate their properties and assets, and to execute, deliver and perform the Loan Documents. Except as described in this section, no Borrower has any Subsidiary.

     Section 4.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by Borrowers and their Subsidiaries of the Loan Documents and any borrowing thereunder, has been duly authorized by all necessary corporate action, and does not require any shareholder approval or the approval or consent of any trustee or the holders of any Funded Indebtedness of Borrowers except such as have been obtained (certified copies thereof having been delivered to Agent), does not contravene any law, regulation, rule or order binding on them or their Articles of Incorporation or Bylaws and does not contravene the provisions of or constitute a default under any indenture or any material mortgage, contract or other agreement or instrument to which Borrowers or any of their Subsidiaries are a party or by which Borrowers or any of their Subsidiaries, or any of their properties, may be bound or affected.

     Section 4.3 GOVERNMENT APPROVALS, ETC. No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by Borrowers of the Loan Documents or in connection with any of the transactions contemplated hereby or thereby, except such as have been heretofore obtained and are in full force and effect (certified copies thereof having been delivered to Agent), or except such approvals, filings or registrations, the absence of which would not have a material adverse effect on the business of Borrowers.

     Section 4.4 BINDING OBLIGATIONS, ETC. This Agreement has been duly executed and delivered by Borrowers and constitutes, and the other Loan Documents when duly executed and delivered by Borrowers will constitute, the legal, valid and binding obligations of Borrowers enforceable against Borrowers in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by the exercise of judicial discretion in accordance with general principles of equity.

     Section 4.5 LITIGATION. Except as described on Schedule 4.5, there are no actions, proceedings, investigations, or claims against or affecting Borrowers or their Subsidiaries now pending before any court, arbitrator or Governmental Authority, which, if determined adversely to Borrowers or any Subsidiary, would be likely to have a material adverse effect on the Borrowers or any Subsidiary, or which seeks a judgment in excess of $500,000 which is not fully insured. Also, Borrowers do not have knowledge that any of the foregoing have been threatened or that a basis for any of the foregoing exists.

      Section 4.6 FINANCIAL CONDITION. The consolidated balance sheet of Borrowers and their Subsidiaries as at June 30, 1997, and the related statements of income and retained earnings of Borrowers and their Subsidiaries for the fiscal year then ended, copies of which have been furnished to Agent and Lenders, fairly present the consolidated financial condition of Borrowers and their Subsidiaries as at such date and the consolidated results of operations of Borrowers for the period then ended, all in accordance with GAAP. Neither Borrowers nor their Subsidiaries had on such date any material contingent liabilities, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in that balance sheet and in the notes to those financial statements and since that date there has been no material adverse change in the financial condition or operations of Borrowers or their Subsidiaries.

     Section 4.7 TITLE, LIENS AND ENVIRONMENTAL MATTERS. Borrowers or their Subsidiaries have good and marketable title to each of the properties and assets reflected on the financial statements described in Section 4.6 (except such as have been since sold or otherwise disposed of in the ordinary course of business). No assets or revenues of Borrowers or their Subsidiaries are subject to any material Lien except as required or permitted by this Agreement, disclosed in the financial statements described in Section 4.6 or otherwise disclosed to the Agent in writing prior to the date of this Agreement. Except as set forth in Schedule 4.7, to the best of Borrowers' knowledge, all properties of Borrowers and their Subsidiaries, and their use thereof comply in all material respects with applicable zoning and use restrictions and with applicable laws and regulations relating to the environment. Except as disclosed in Schedule 4.7, to the best of Borrowers' knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents or actions at or in connection with any of the realty or other premises owned, leased, operated, used or held at any time by Borrowers or their subsidiaries which could reasonably be expected to interfere with or prevent the continued material compliance with any laws or regulations relating to underground storage tanks or any other Environmental Laws or give rise to any material legal liability or otherwise form the basis of any claim, action, suit, proceedings, hearings or investigation against or affecting Borrowers in a
material way under the Environmental Laws.   Neither Borrowers nor their
Subsidiaries have commissioned or otherwise come to possess any environmental audit or report concerning such premises or any portion thereof except such as have been disclosed to Lenders prior to the date hereof.

     Section 4.8 TAXES. Borrowers and their subsidiaries have filed all tax returns and reports required of them, have paid all Taxes which are shown to be due and payable on such returns and reports, or have provided adequate reserves for payment all contested Tax payments. The charges, accruals and reserves on the books of Borrowers in respect of Taxes for all fiscal periods to date are accurate in all material respects and there are no material questions or disputes between Borrowers and any Governmental Authority with respect to any Taxes except as disclosed in the balance sheet referred to in Section 4.6 or otherwise disclosed to Agent in writing prior to the date of this Agreement.

     Section 4.9 LAWS, ORDERS, OTHER AGREEMENTS. Neither Borrowers nor any of their Subsidiaries is in violation of or subject to any contingent liability on account of any laws, statutes, rules, regulations and orders of any Governmental Authority, except for violations which in the aggregate do not have a material adverse effect on the business, operations or financial condition of Borrowers or such Subsidiary. Neither Borrowers nor any of their Subsidiaries is in material breach of or default under any material agreement to which it is a party or which is binding on it or any of its assets.

     Section 4.10 FEDERAL RESERVE REGULATIONS. Borrowers are not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Federal Reserve Regulation U), and no part of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any other purpose that violates the applicable provisions of any Federal Reserve Regulation. Borrowers will furnish to any Lender on request a statement conforming with the requirements of Regulation U.

      Section 4.11  ERISA.


          (a) No Employee Plan or trust created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which could subject such Employee Plan or any other Employee Plan, any trust created thereunder, or any trustee or administrator thereof, or any party dealing with any Employee Plan or any such trust to any material tax or penalty on prohibited transactions imposed by Section 502 of ERISA or Section 4975 of the Code.

          (b) Each Employee Plan has been operated in material compliance with its terms and applicable provisions of ERISA and the Code. Each Pension Plan intended to qualify under Section 401(a) of the Code has obtained (or is in the process of obtaining) a favorable determination letter from the IRS.

          (c) Except for underfunding revealed on Schedule B of 1996 IRS Form 5500, for both the Thompson Pipe & Steel Company Union Pension Plan and the Thompson Pipe & Steel Company Retirement Plan, (i) there is no "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Employee Plan; (ii) no event has occurred, or is threatened or about to occur, that would constitute a

 "reportable event" within the meaning of Section 4043(b) of ERISA; (iii) neither Borrowers nor any Affiliate have incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC"), except for the payment of premiums, which have been paid on a timely basis; (iv) with respect to any Employee Plan subject to Title IV of ERISA, such plan could be terminated as of the date of this Agreement without Borrowers incurring any liability under Title IV of ERISA, and all benefits accrued up to the date of this Agreement (whether or not vested) would be fully funded in accordance with the actuarial assumptions and methods utilized by such Employee Plan for valuation purposes; and (v) with respect to any Employee Plans that are "multiemployer plans" under Section 3(37) of ERISA,
(1) neither Borrowers nor any Affiliate have incurred any withdrawal liability within the meaning of Section 4201 of ERISA, or had such liability asserted, (2) no such Employee Plan is in reorganization (under Section 4241(a) of ERISA), and
(3) the vested and accrued liabilities of the Employee Plans are fully funded and if Borrowers or Affiliates were to withdraw from such plans, there would be no withdrawal liability, as defined in Title IV, subtitle E of ERISA.

      Section 4.12 INVESTMENT COMPANY; PUBLIC UTILITY HOLDING COMPANY. Borrowers are not (a) an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended; or (b) a "holding company" or a "subsidiary company" of a "holding company" or an "Affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      Section 4.13 SOLVENCY. Each Borrower is Solvent and shall be Solvent immediately after the consummation of the transactions contemplated by this Agreement. Borrowers are not incurring the obligations contemplated by this Agreement for the purposes of hindering or delaying or defrauding their respective present or future creditors.


     SECTION 4.14 REPRESENTATIONS AS A WHOLE. This Agreement, the other Loan Documents, the financial statements referred to in Section 4.6, and all other instruments, documents, certificates and statements furnished to Agent and Lenders by Borrowers, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein not misleading. Without limiting the foregoing, each of the representations and warranties made by Borrowers in the other Loan Documents is true and correct on and as of the date when made, on and as of the date hereof, and on and as of each date this representation is deemed made hereunder with the same force and effect as if made on and as of such dates.

                                      ARTICLE 5


                                AFFIRMATIVE COVENANTS

          So long as Agent or any Lender shall have any Commitment hereunder or there shall be any outstanding Letters of Credit and until payment in full of each Loan and performance of all other obligations of Borrowers under this Agreement and the other Loan

Documents, Borrowers agree to do all of the following unless the Majority Lenders shall otherwise consent in writing.

     Section 5.1 USE OF PROCEEDS FROM LOANS/USE OF LETTERS OF CREDIT. The proceeds of the Loans will be used to repay existing secured debt, to finance accounts receivable and inventory of Borrowers and their Subsidiaries and in connection with the general corporate requirements incurred in the ordinary course of Borrowers' business. The Letters of Credit will be used to replace existing letters of credit supporting Caldwell County, Kentucky and "KREDA" industrial revenue bonds, or general corporate purposes.

     Section 5.2 PRESERVATION OF CORPORATE EXISTENCE, ETC. Borrowers will, and will cause their Subsidiaries to, preserve and maintain their corporate existence, rights, franchises and privileges in the jurisdictions of their incorporation and will, and will cause their Subsidiaries to, qualify and remain qualified as foreign corporations in each jurisdiction where qualification is necessary in view of their business and operations or the ownership of their properties.

     Section 5.3 VISITATION AND EXAMINATION RIGHTS. At any reasonable time, and from time to time, Borrowers will, and will cause each Subsidiary, to permit Agent and Lenders to examine and make copies of and abstracts from the records and books of account of and to visit the properties of Borrowers and each Subsidiary and to discuss the affairs, finances and accounts of Borrowers and each Subsidiary with any of its officers or directors.

     Section 5.4 KEEPING OF BOOKS AND RECORDS. Borrowers will keep adequate records and books of account in which complete entries will be made, in accordance with GAAP, reflecting all financial transactions of Borrowers and their Subsidiaries.

     Section 5.5 MAINTENANCE OF PROPERTY, ETC. Borrowers will maintain and preserve and will cause each Subsidiary to maintain and preserve all of their respective properties in reasonably good working order and condition, ordinary wear and tear excepted, and will from time to time make all needed repairs, renewals and replacements so that the efficiency of such properties shall be fully maintained and preserved.

     Section 5.6 COMPLIANCE WITH LAWS, ETC. Borrowers will comply and will cause each Subsidiary to comply in all material respects with all laws, regulations, rules, and orders of Governmental Authorities, including without limitation, Environmental Laws applicable to Borrowers or any Subsidiary or to their respective operations or property, except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof.

     Section 5.7 OTHER OBLIGATIONS. Borrowers will pay and discharge and cause each Subsidiary to pay and discharge before the same shall become delinquent all material Funded Debt, Taxes and other material obligations for which either Borrowers or any Subsidiary is liable or to which their income or property is subject and all material claims for labor and materials or supplies which claims if unpaid might become by law a Lien upon assets of either Borrowers or any Subsidiary. However, Borrowers and Subsidiaries may refuse to pay any item described above whose validity or amount is being contested in good faith by a Borrowers or Subsidiary in appropriate proceedings with provision having been made to the satisfaction of Agent for the payment thereof in the event the contest is determined adversely to such Borrowers or such Subsidiary.

     Section 5.8 INSURANCE. Borrowers will keep in force and will cause each Subsidiary to keep in force upon all of their respective properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry and reasonably satisfactory to Agent.

     Section 5.9 FINANCIAL INFORMATION. Borrowers will deliver to Agent in sufficient copies for distribution to Agent and each Lender:

          (a) ANNUAL 10-K AND ANNUAL REPORT AND AUDITED FINANCIAL STATEMENTS. As soon as available, and in any event within 105 days after the end of each fiscal year of Northwest Pipe Company the Annual Report and 10-K report of Northwest Pipe Company. Unless already included within the annual report and 10-K report, Borrowers will deliver to Agent, as soon as available, in any event within 105 days after the end of each fiscal year of Borrowers, the consolidated balance sheet of Borrowers and their Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of changes in financial position of Borrowers and their Subsidiaries for such fiscal year, accompanied by the audit report thereon by independent certified public accountants selected by Borrowers and reasonably satisfactory to Agent (which reports shall be prepared in accordance with GAAP and shall not be qualified by reason of restricted or limited examination of any material portion of the records of Borrowers or any Subsidiary and shall contain no disclaimer of opinion or adverse opinion except such as Agent in its sole discretion determines to be immaterial).

          (b) ANNUAL CONSOLIDATING STATEMENTS. As soon as available, and in any event within 105 days after the end of each fiscal year of Northwest Pipe Company, a copy of the unaudited division and product line consolidating income statements of the Borrowers and Subsidiaries as of the end of such year.

          (c) QUARTERLY 10-Q REPORT, UNAUDITED FINANCIAL STATEMENTS AND CONSOLIDATING STATEMENTS. As soon as available and in any event within 60 days after the end of each fiscal quarter, except for fiscal year end, the 10-Q report of Northwest Pipe Company. Unless already included within the 10-Q report, Borrowers will deliver to Agent, as soon as available, and in any event within 60 days after the end of each such fiscal quarter, the unaudited consolidated balance sheet and statement of income of Borrowers and their Subsidiaries as of the end of such quarter. At the same time, Borrowers shall deliver to Agent the division and product line consolidating income statements of Borrowers and their Subsidiaries as of the end of such fiscal quarter. The statements required in this subsection shall be accompanied by a certificate of the chief financial officer of Borrowers certifying that the balance sheets and statements required in this subsection have been prepared in accordance with GAAP and present fairly the financial position and results of Borrowers and each Subsidiary, and that there has been no material adverse change in the financial condition or operations of Borrowers and their Subsidiaries as shown on the balance sheet as of such date.

          (d) QUARTERLY COMPLIANCE REPORTS. Within 60 days after the end of each of the first three fiscal quarters and within 105 days of Borrowers' fiscal year end, a certificate of the chief financial officer of Borrowers, that as of the close of such fiscal quarter or fiscal year no Event of Default had occurred, and was continuing, and that as of such date, Borrowers were in compliance with the provisions of Sections 5.12, 5.13 and 5.14. Such certificate shall show Borrowers' calculations with respect to Sections 5.12,
5.13 and 5.14.

          (e) FINANCIAL FORECAST AND BUDGET. As soon as available, and in any event within 90 days after the end of each fiscal year of Borrowers, a budget and a financial forecast forecasting the results of operations for the ensuing fiscal year in form satisfactory to Agent. Such budget and financial forecast will be in quarterly format and include both income and balance sheet forecasts.

          (f) OTHER. All other statements, reports and other information as Agent or any Lender may reasonably request concerning the financial condition and business affairs of Borrowers and their Subsidiaries.

     Section 5.10 NOTIFICATION. Promptly after learning thereof, Borrowers shall notify Agent of:

               (a) any action, proceeding, investigation or claim against or affecting Borrowers or any of their Subsidiaries instituted before any court, arbitrator or Governmental Authority or, to Borrowers' knowledge, threatened to be instituted, which might reasonably be determined adversely to Borrowers or any Subsidiary and which, if determined adversely, would be likely to have a material adverse effect on Borrowers or any Subsidiary, or which seeks a judgment exceeding $500,000, which is not fully insured;

               (b) any substantial dispute between either Borrowers or any Subsidiary and any Governmental Authority;

               (c) any labor controversy which has resulted in or, to Borrowers' knowledge, threatens to result in a strike which would materially affect the business operations of Borrowers or any Subsidiary; and

               (d) the occurrence of any Event of Default or Default. In the case of the occurrence of an Event of Default or Default, Borrowers will deliver to

                    Agent an Officer's Certificate specifying the nature thereof, the period of existence thereof, and what action Borrowers propose to take with respect thereto.

     Section 5.11 ADDITIONAL PAYMENTS; ADDITIONAL ACTS. From time to time, Borrowers will:


               (a) pay or reimburse Agent and Lenders on request for all Taxes (other than Taxes imposed on the net or gross income of Agent or Lenders) imposed on any Loan Document or payment and for all reasonable expenses, including legal fees, incurred by Agent in connection with the preparation of the Loan Documents or the making or administrating of the Loans or the issuance of any letter of credit;

               (b) pay or reimburse Agent and any Lender for all reasonable expenses, including legal fees, incurred by Agent or any Lender in connection with the enforcement by judicial proceedings of any of the rights of Agent or any Lender under the Loan Document, in which Lender or Agent prevails;

               (c) obtain and promptly furnish to Agent evidence of all such Government Approvals as may be required to enable Borrowers to comply with its obligations under the Loan Documents and to continue in business as conducted on the date hereof without material interruption or interference; and

               (d) execute and deliver all such instruments and perform all such other acts as Agent or any Lender may reasonably request to carry out the transactions contemplated by the Loan Documents.

     Section 5.12 MINIMUM DEBT SERVICE COVERAGE RATIO. Borrowers, and their Subsidiaries, on a consolidated basis, shall maintain a minimum debt service
coverage ratio of  not less than 2.0:1.   The minimum debt service coverage
ratio will be computed by dividing:


          (a)  EBITDA, less

          (b)  income taxes paid in cash,

          (c)  less dividends paid in cash
by the sum of:

          (a)  current portion of long term debt, plus

          (b)  interest expense, plus

          (c)  current portion of capital leases

The minimum debt service coverage ratio will be based upon the then ended fiscal quarter plus the preceding three fiscal quarters. The current portion of long term debt, including the current portion of capital leases, will be measured as of the last day of the preceding fiscal year.

     Section 5.13 MAXIMUM FUNDED DEBT TO EBITDA. Borrowers and their Subsidiaries, on a consolidated basis, shall maintain for each period of four consecutive fiscal quarters a ratio of Funded Debt to EBITDA of no greater than:


                    PERIOD                              RATIO
From the date of this Agreement through,                3.0:1
and including the four fiscal quarters
ending June 30, 1999

For the four consecutive fiscal quarters                2.75:1
ending September 30, 1999 and thereafter

     Section 5.14 MINIMUM TANGIBLE NET WORTH. Borrowers, and their Subsidiaries, on a consolidated basis shall have a minimum Tangible Net Worth equal to or greater than the sum of:

          (a)  $58,000,000, plus

          (b) 70% of the cumulative Net Income of Borrowers and their Subsidiaries for all fiscal quarters ending after June 30, 1997 in which such Net Income was greater than zero, plus

          (c) 90% of the amount by which the shareholders' equity of Borrowers and their Subsidiaries has increased after June 30, 1997 solely as a result of the issuance of common or preferred stock or the conversion of debt securities into such stock.

                                      ARTICLE 6

                                 NEGATIVE COVENANTS

     So long as Agent or any Lender shall have any Commitment hereunder or there shall be any outstanding Letter of Credit and until payment in full of each Loan and performance of all other obligations of Borrowers under this Agreement and the other Loan Documents, Borrowers agree that it will not do any of the following unless the Majority Lenders shall otherwise consent in writing.

     Section 6.1 RESTRICTION ON BORROWINGS, CAPITAL LEASES AND CONTRACT PURCHASES. Borrowers shall not and shall not permit any Subsidiary to borrow money, enter into capital leases or enter into contracts to purchase any item on deferred payments in any fiscal year if the total of such borrowings, leases and contracts exceeds 3.5% of Borrowers' Tangible Net Worth in existence at the end of Borrowers' prior fiscal year. This restriction shall not apply to the issuance by Northwest Pipe Company of up to $35,000,000 in private placement notes or to the Loans, or the Letters of Credit described in Articles 9 and 10.

     Section 6.2 LIQUIDATION, MERGER, SALE OF ASSETS. Borrowers shall not, and shall not permit any Subsidiary to liquidate, dissolve or enter into any merger, consolidation, partnership or other combination, except that Thompson Pipe and Steel Company and/or Thompson Steel Pipe Company may be merged into Northwest Pipe Company and, except that Borrowers may make acquisitions by merger, as provided in Section 6.6 when Northwest Pipe Company is the survivor. Borrowers shall not sell, lease, or dispose of assets other than in the ordinary course of business, except that Borrowers in any one fiscal year may sell assets not in the ordinary course of business so long as the total of such sales does not exceed 20% of Tangible Net Worth as of the end of the prior fiscal year. In addition, Borrowers' existing facilities in the State of Kentucky may be sold and such sale will not be considered in applying the 20% of Tangible Net Worth restriction set forth in this Section.

     Section 6.3 RESTRICTIONS ON LIENS - NEGATIVE PLEDGE. Borrowers shall not, and shall not permit any Subsidiary to create or suffer any Liens upon their property except for liens securing the letter of credit facility described in Article 10. New Liens securing amounts not exceeding $500,000 in any one fiscal year are permitted. In addition, new liens secured by newly purchased tangible property are permitted subject, however, to the limits described in Section 6.1.



     Section 6.4 GUARANTIES, ETC. Borrowers shall not, and shall not permit any Subsidiary to assume, guaranty, endorse or otherwise become directly or contingently liable for, nor obligated to purchase, pay or provide funds for payment of, any obligation of any other Person, other than (a) by endorsement of negotiable instruments for deposit or collection or by similar transactions in the ordinary course of business. Notwithstanding the foregoing restriction, any Borrower may guaranty the obligation of any other Borrower.

     Section 6.5 RESTRICTIONS ON LOANS AND ADVANCES. Borrowers shall not, and shall not permit any Subsidiary to make any loan or advance to any officer, director, employee or Affiliate, except for advances for travel or other expenses in the ordinary course of business so long as the total of all advances and loans outstanding at any one time do not exceed $500,000.

     Section 6.6 RESTRICTION ON ACQUISITIONS. Borrowers shall not and shall not permit any Subsidiary to acquire any business without Agent's prior review and consent if the total of all business acquisitions in any one fiscal year exceeds 20% of Tangible Net Worth as of the end of the prior fiscal year. For purposes of 20% limitation above, acquisitions accomplished by merger shall be valued at the fair value of all consideration given, including, without limitation, cash, notes, assumption of debt and stock. In addition, Borrowers shall not and shall not permit any Subsidiary to acquire any business if such acquisition is not approved by the board of directors of the company owning such business or is deemed by Agent to involve a hostile takeover.

     Section 6.7 CHANGE IN BUSINESS. Borrowers shall not, and shall not permit any Subsidiary to enter into a new business of substantial size which is unrelated to Borrowers' present business.

     Section 6.8 ERISA COMPLIANCE. Borrowers will not, and will not permit any member of the Controlled Group nor any Employee Plan to:

          (a) engage in any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which could result in a material liability to Borrowers;

          (b) violate state or federal securities laws applicable to any Employee Plan in any material respect; or

          (c) take any action that renders the representations of Section 4.11 of this Agreement inaccurate.

                                     ARTICLE 7

                                 EVENTS OF DEFAULT


     Section 7.1 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an "Event of Default" hereunder:

        (a) PAYMENT DEFAULT. Borrowers shall fail to pay when due any amount of principal of or interest on any Loan or any other amount payable by it under this Agreement or under any Reimbursement Agreement with Agent; or

        (b) BREACH OF WARRANTY. Any representation or warranty made or deemed made by Borrowers under or in connection with this Agreement or any Loan Document shall prove to have been incorrect in any material respect when made; or

        (c) BREACH OF CERTAIN COVENANTS. Borrowers shall have failed to comply with Sections 5.12, 5.13 or 5.14 or any provision of Article 6 of this Agreement; or

        (d) BREACH OF OTHER COVENANT. Borrowers shall fail to perform or observe any other material covenant, obligation or term of any Loan Document executed by it and such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to Borrowers by Agent; or

        (e) CROSS-DEFAULT. Borrowers or any Subsidiary shall fail (i) to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any indebtedness, other than an indebtedness arising under this Agreement, which in the aggregate exceeds $250,000 and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness, or (ii) to perform any term or covenant on its part to be performed under any agreement or instrument relating to any such indebtedness and required to be performed and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform is to accelerate or to permit the acceleration of the maturity of such indebtedness, or (iii) any such indebtedness shall be declared to be due and payable or required to be prepaid (other than by regularly scheduled required prepayment) prior to the stated maturity thereof; or

          (f) CROSS-DEFAULT - SECURED LETTER OF CREDIT FACILITY. An event of default shall occur under any agreement with Bank of America with respect to the Secured Letter of Credit Facility described in Article 10; or

          (g) VOLUNTARY BANKRUPTCY, ETC. Borrowers or any Subsidiary shall: (i) file a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or file an answer consenting to, admitting the material allegations of or otherwise not controverting, or fail timely to controvert a petition filed against it seeking relief under Title 11 of the United State Code, as now constituted or hereafter amended; or (ii) file such petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency, or other similar law of the United States of America or any state thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

          (h) INVOLUNTARY BANKRUPTCY, ETC. Either an order for relief shall be entered against Borrowers or any Subsidiary under Title 11 of the United States Code, as now constituted or hereafter amended, which order is not stayed; or upon the entry of an order, judgment or decree by operation of law or by a court having jurisdiction in the premises which is not stayed adjudging it a bankrupt or insolvent under, or ordering relief against it under, or approving as properly filed a petition seeking relief against it under the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States of America or any state thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors; or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of Borrowers, or any Subsidiary or of any substantial part of its or their property, or ordering the reorganization, winding-up or liquidation of its or their affairs; or upon the expiration of ninety (90) days after the filing of any involuntary petition against it seeking any of the relief specified in Section 7.1(g) or this Section without the petition being dismissed prior to that time; or

          (i) INSOLVENCY, ETC. Borrowers or any Subsidiary shall (i) make a general assignment for the benefit of its creditors or (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, or custodian of all or a substantial part of the property of Borrowers or any Subsidiary, as the case may be, or (iii) admit its insolvency or inability to pay its debts generally as they become due, or (iv) fail generally to pay its debts as they become due, or (v) take any action (or suffer any action to be taken by its directors or shareholders) looking to the dissolution or liquidation of Borrowers or any Subsidiary, as the case may be; or

          (j) JUDGMENT. A final judgment or order for the payment of money in excess of $500,000 (to the extent not fully insured) shall be rendered against Borrowers or any Subsidiary and such judgment or order shall continue unsatisfied and in effect for a period of thirty (30) consecutive days; or

          (k) GOVERNMENT APPROVALS. Any Government Approval or registration or filing with any Governmental Authority now or hereafter required in connection with the performance by Borrower of its obligations set forth in the Loan Documents shall be revoked, withdrawn or withheld or shall fail to remain in full force and effect unless in the reasonable opinion of Agent such revocation, withdrawal or withholding would not be likely to have a material adverse effect on the ability of Borrowers to perform their obligations under the Loan Documents; or

          (l) OTHER GOVERNMENT ACTION. Any act of any Governmental Authority shall, in the reasonable opinion of Agent, deprive Borrowers or any Subsidiary of any substantial right, privilege, or franchise or substantially restrict the exercise thereof and such act is not revoked or rescinded within sixty (60) days after it becomes effective or within thirty (30) days after notice from Agent, whichever first occurs; or

          (m) MATERIAL ADVERSE CHANGE. There occurs a material adverse change in the operations, business or condition, including financial condition, of the Borrowers and their Subsidiaries, taken as a whole after the date of this Agreement.

     Section 7.2 CONSEQUENCES OF DEFAULT. If an Event of Default described in Section 7.1(g), 7.1(h) or 7.1(i) shall occur and be continuing, then in any such case, the Commitment shall be immediately terminated and, if any Loans shall have been made or issued, the principal of and interest on the Loans, and all other sums payable by Borrowers under the Loan Documents and the face amount of the Letters of Credit shall become immediately due and payable all without notice or demand of any kind.

     If any other Event of Default shall occur and be continuing, then in any such case and at any time thereafter so long as any such Event of Default shall be continuing, Agent shall at the request, or may with the consent of the Majority Lenders, immediately terminate the Commitments, and, if any Loans or Letters of Credit shall have been made or issued, Agent shall at the request, or may with the consent of the Majority Lenders, declare the principal of and the interest on the Loans, the face amount of the Letters of Credit and all other sums payable by Borrowers under the Loan Documents immediately due, whereupon the same shall become immediately due and payable all without protest, presentment, notice or demand, all of which Borrowers expressly waives.

                                     ARTICLE 8

                                     THE AGENT


     Section 8.1 AUTHORIZATION AND ACTION. Each Lender hereby appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the other Loan Documents except as expressly set forth herein. In any instance where Agent is required or permitted to consent to or approve any action of Borrowers under this Agreement, such consent or approval shall be deemed to be administrative in nature and may be given or withheld in Agent's sole discretion unless the Loan Document states otherwise. As to any matters not expressly provided for by this Agreement, including enforcement or collection of the Loans, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining) upon the instructions of the Majority Lenders, and such instructions shall be binding on all Lenders, PROVIDED that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to the Loan Documents or applicable law. Without the consent of all Lenders, the Agent shall not:


          - Change any Lender's Commitment or the total of all Lenders' Commitments.

          -    Change the definition of Majority Lenders.

          -    Change the timing or rates of interest payments.

          - Change the timing or amounts of principal payment due in respect of Loans.

          -    Amend this Section 8.1.

The terms of this Article shall not be amended without the prior written consent of Agent (acting for its own account). In the absence of instructions from the Majority Lenders, Agent shall have authority (but not the obligation), in its sole discretion, to take or not to take any action, unless this Agreement specifically requires the consent of Lenders, and any such action or failure to act shall be binding on all Lenders. Each Lender shall execute and deliver such additional instruments, including powers of attorney in favor of Agent, as may be necessary or desirable to enable Agent to exercise its powers hereunder.

      Section 8.2       DUTIES AND OBLIGATIONS.

          (a) Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or any of them under or in connection with this Agreement or any other Loan Document except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent (i) may treat each Lender which is a party hereto as the party entitled to receive payments hereunder until Agent receives written notice of the assignment of such Lender's interest herein signed by such Lender and made in accordance with the terms hereof and a written agreement of the assignee that it is bound hereby to the same extent as it would have been had it been an original party hereto, in each case in form satisfactory to Agent; (ii) may consult with legal counsel (including counsel for Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such experts;
(iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement, any other Loan Document, or in any instrument or document furnished pursuant hereto or thereto; (iv) shall not have any duty to ascertain or to inquire as to the performance of any of the terms, covenants, or conditions of the Loan Documents, or of any instrument or document furnished pursuant thereto on the part of Borrowers or as to the use of the proceeds of any Loan or the proceeds received in respect of any Letter of Credit; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, or value of this Agreement, of any other Loan Document, or of any instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect to this Agreement or any other Loan Document by acting upon any oral or written notice, consent, certificate or other instrument or writing (which may be by cable, telex or telefax) believed by it to be genuine and signed, sent or made by the proper party or parties or by acting upon any representation or warranty of Borrowers made or deemed to be made in this Agreement or any other Loan Document. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

          (b) Agent will promptly transmit to each Lender copies of all documents received from Borrowers pursuant to the requirements of this Agreement other than documents which by the terms of this Agreement, Borrowers are obligated to deliver directly to Lenders.

          (c) Each Lender or its assignee shall furnish to Agent in a timely fashion such documentation (including, but not limited to, IRS Forms Nos. W-8, 1001 and 4224) as may be reasonably requested by Agent to establish such Lender's status for tax withholding purposes.

          (d) Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default under any of the Loan Documents unless Agent has received written notice from a Lender or Borrowers referring to one or more of the Loan Documents, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that Agent receives such a notice, Agent shall promptly notify each Lender.

     Section 8.3 DEALINGS BETWEEN AGENT AND BORROWERS. With respect to its Commitment and the Loans made by it, Agent shall have the same rights, powers and responsibilities under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent, and the term "Lender" as used herein and in the other Loan Documents shall unless otherwise expressly indicated include Agent in its Lender capacity. The limitations, disclaimers, waivers and the like set forth in Article 8 shall apply to the Agent solely in its capacity as Agent for Lenders, and not in its capacity as a Lender. Agent may accept deposits from, lend money to, act and generally engage in any kind of business with Borrowers and any person which may do business with Borrowers, all as if Agent were not Agent hereunder and without any duty to account therefor to Lenders.

     Section 8.4 LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon Agent or the other Lenders and based upon such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Agent or the other Lenders and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     Section 8.5 INDEMNIFICATION. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers) ratably according to their respective Funded Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement or any other Loan Document, except any such as result from Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly on demand in proportion to its Funded Pro Rata Share for any out-of-pocket expenses, including legal fees, incurred by Agent in connection with the administration or enforcement or preservation of any rights under any Loan Document (to the extent that Agent is not reimbursed for such expenses by Borrowers) including without limitation, expenses incurred in connection with any Letter of Credit.

     Section 8.6 SUCCESSOR AGENT. Agent may give written notice of resignation at any time to Lenders. The Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may on behalf of Lenders, appoint a successor Agent, which shall be a bank organized under the laws of the United States or of any state thereof, or any Affiliate of such bank, and having a consolidated capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. Until the acceptance by such a successor Agent, the retiring Agent shall continue as "Agent" hereunder. After any retiring Agent's resignation hereunder as Agent shall become effective, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     Any company into which Agent may be merged or converted or with which it may be consolidated or any company resulting from any merger, conversion or consolidation to which it shall be a party or any company to which Agent may sell or transfer all or substantially all of its agency relationships shall be the successor to Agent without the execution or filing of any paper or further act, anything herein to the contrary notwithstanding.

     Section 8.7 INDEPENDENT DETERMINATION FOR FUNDING AND CLOSING. For purposes of determining compliance with the conditions specified in Section 3.1 each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender. This Section is solely for the benefit of the Agent and not for the benefit of Borrowers or any other person.

                                      ARTICLE 9


                                 LETTERS OF CREDIT


     Section 9.1 LETTERS OF CREDIT. Borrowers may request that Agent issue letters of credit for Borrowers' account in accordance with the terms and conditions of this Article.

      Section 9.2       MANNER OF REQUESTING LETTERS OF CREDIT.

          (a) From time to time, Borrowers may request that Agent issue Standby or Commercial Letters of Credit for Borrowers' account or extend or renew any existing Letters of Credit. Such request will be made by delivering a written request for the issuance, extension or renewal of such a Letter of Credit to Agent. Each such request shall be deemed to constitute a representation and warranty by Borrowers that as of the date of such request, statements set forth in Article 4 are true and correct and that no Default or Event of Default has occurred and is continuing. Each such request shall specify the face amount of the requested Letter of Credit, the proposed date of expiration, the name of the intended beneficiary thereof, and whether such Letter of Credit is a Standby Letter of Credit or a Commercial Letter of Credit or an extension or renewal thereof.

          (b) Borrowers shall pay Agent for the account of Lenders such letter of credit fees calculated and payable in accordance with Agent's normal and customary practices for commercial letters of credit and shall pay 9/10ths of 1% per annum of the face amount of any Standby Letter of Credit. The letter of credit fees shall be paid on issuance and annually thereafter. Each letter of credit requested hereunder shall be in a face amount such that after issuance of such letter of credit, the Total Utilization will not exceed the Total Revolving Loan Commitment. In addition, after such issuance, the Total Letter of Credit Usage must not exceed $5,000,000. Each Letter of Credit requested shall be issued with a maximum maturity of one year and shall have an expiration date not later than one year after the Revolving Loan Maturity Date. The maturity date for each Standby Letter of Credit may be automatically extended each year for an additional year unless the Agent gives Borrowers 45 days written notice to the contrary.

          (c) Borrowers shall execute a letter of credit application. Either as part of the application or as a separate document, Borrowers shall, at Agent's request, execute a reimbursement agreement, in the standard form then
used by Agent, in respect of each Letter of Credit requested hereunder.   Such
reimbursement agreements may be amended from time to time, and are collectively referred to herein as the "Reimbursement Agreements".

          (d) Subject to the satisfaction of the conditions precedent set forth in Article 3 and Borrowers' compliance with the terms of this Section, Agent shall issue and deliver its letter of credit to Borrowers or to the designated beneficiary at such address as Borrowers may specify. New Letters of Credit and extensions or renewals of any existing Letters of Credit shall contain terms and conditions customarily included in Agent's letters of credit and shall otherwise be in a form acceptable to Agent.

          (e) In the event of any conflict between the terms of any Reimbursement Agreement or Letter of Credit and the terms of this Agreement, the terms of this Agreement shall control, unless Agent has otherwise agreed in a writing.

     Section 9.3 INDEMNIFICATION; INCREASED COSTS. Borrowers agree to indemnify Agent, and any Lender on demand for any and all additional costs, expenses, or damages reasonably incurred by such Agent or Lender, directly or indirectly, arising out of the issuance of any Letter of Credit or the purchase of any Letter of Credit Risk Participation, including, without limitation, any costs of maintaining reserves in respect thereof and any premium rates imposed by the Federal Deposit Insurance Corporation.

     If at any time after the date of this agreement, the introduction of or any change in applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation of administration thereof, or compliance by agent or lender with any requests directed by such governmental authority (whether or not having the force of law) shall, with respect to any letter of credit or letter of credit risk participation, subject agent or such lender to any tax or impose, modify or deem applicable any reserve, special deposit or similar requirements against the assets of, deposits with or for the account of agent, or such lender or shall impose on agent or such lender any other conditions affecting the letters of credit or letter of credit risk participations and the result of any of the foregoing is to increase the cost to agent, or such lender of issuing a letter of credit or holding a letter of credit risk participation or to reduce the amount of any sum received or receivable by agent, or such lender with respect to the letters of credit or letter of credit risk participations, then, upon demand by agent, or such lender, borrowers shall pay to agent or such lender such additional amount or amounts as will compensate agent, or such lender for such increased cost or reduction.

     Borrowers agree to indemnify and hold agent and lenders (each, an "indemnitee") harmless from and against any and all (a) taxes payable in connection with letters of credit, letter of credit risk participations or the provisions of this agreement relating thereto, and (b) actions, claims, damages, losses, liabilities, fines, penalties, costs, and expenses of every nature, including reasonable attorney's fees, suffered or incurred by the indemnitee otherwise arising out of or relating to this article, any letter of credit, or any letter of credit risk participations; PROVIDED, HOWEVER, said indemnification shall not apply to the extent that any such action, claim, damage, loss, liability, fine, penalty, cost or expense arises out of or is based solely upon the indemnitee's willful misconduct or gross negligence.

     SECTION 9.4 PAYMENT BY BORROWERS. Borrowers agree to fully reimburse Agent for all amounts paid by Agent under, or in respect of, any Letter of Credit and to pay interest thereon at the Reference Related Rate then applicable to Revolving Loans from the date Agent makes such payment until the date of reimbursement pursuant to any demand for reimbursement by Agent. Such reimbursement shall be made in immediately available funds at Agent's Commercial Loan Processing Center not later than 11:00 a.m. (Seattle time) one day after Borrowers are first notified by Agent that Agent has made payment under the
Letter of Credit.   In addition, if Agent so elects pursuant to the terms of
Section 7.2, following the occurrence of an Event of Default, the face amount of each Letter of Credit shall become immediately due and payable. If Borrowers shall default in its obligations to reimburse Agent or make any other payment required hereunder, interest shall accrue on the unpaid amount thereof at a per annum rate equal to 3% above the Reference Related Rate changing as such Reference Related Rate changes from the date such amount becomes due and payable until payment in full by Borrower. Interest on such unpaid amounts shall be calculated on the basis of a year of 360 days and shall be payable on demand.

     Section 9.5 SALE OF RISK PARTICIPATIONS. Agent agrees to sell to each Lender (including itself), and each Lender severally agrees to unconditionally and irrevocably purchase from Agent, Letter of Credit Risk Participations. Each Letter of Credit Risk Participation sold hereunder shall be sold to Lenders in fractional amounts in proportion to their Revolving Loan Pro Rata Shares.

     Section 9.6 PROCEDURE FOR PARTICIPATIONS. Via telephone, telex, or facsimile, Agent will advise each Lender of its respective Loan Advance Pro Rata Share of each Letter of Credit on the same day Agent issues such Letter of Credit as requested by Borrowers pursuant to this Article. The notice shall contain the following information: (i) the face amount of the Letter of Credit issued, (ii) the number of Letter of Credit, (iii) the date of acceptance or issuance, (iv) the maturity or expiration date, and (v) the amount of such Lender's Revolving Pro Rata Share of any letter of credit fees received by Agent in respect of the Letter of Credit issued. Agent shall not have any duty to ascertain or to inquire as to the accuracy of the information furnished by Borrowers.

     Section 9.7        PAYMENT OBLIGATIONS.

          (a) REIMBURSEMENTS TO AGENT. In the event Borrowers fails to fully reimburse Agent for amounts disbursed under a Letter of Credit ("Letter of Credit Payment") by 12:00 Noon (Seattle time) on the date reimbursement is demanded, each Lender shall, upon receipt of notice from Agent of such failure, pay to Agent the amount of such Lender's Revolving Loan Pro Rata Share of the face amount of such Letter of Credit Payment, PROVIDED, HOWEVER, if Borrowers pay a portion but less than all of the face amount of any such Letter of Credit Payment, Lenders shall pay Agent only their respective Revolving Loan Pro Rata Shares of the difference between the face amount of the Letter of Credit Payment, as the case may be, and the amount paid by Borrowers on account of such Letter of Credit Payment. Each and every payment to be made by Lenders to Agent under this Section shall be made by federal wire transfer in immediately available funds. If any Lender receives notice from Agent by 1:00 p.m. (Seattle time) on any Business Day of its obligation to make payments under this subsection, then such Lender shall make such payment no later than 2:00 p.m. (Seattle time) on the day such notice is received. If any Lender receives such notice after 1:00 p.m. (Seattle time) on any Business Day, then such Lender shall make such payment by no later than 1:00 p.m. (Seattle time) on the next succeeding Business Day. If any Lender fails to make such payment by the date and time required, its obligation shall bear interest from and including the date when such payment was due until paid at the per annum rate equal to the Federal Funds Rate.

          (b) PAYMENTS TO LENDERS. Agent shall immediately remit to each Lender, via federal wire transfer of funds, such Lender's Revolving Loan Pro Rata Share of any principal, interest, letter of credit fees or other amounts received from or for the account of Borrowers in respect of any Letter of Credit, PROVIDED, HOWEVER, Agent shall not remit to any Lender any amounts received from or for the account of Borrowers in payment of the face amount. In the event Agent is required to refund any amount which is paid to it or received by it from or for the account of Borrowers, then Lenders, to the extent they shall have previously received their Revolving Loan Pro Rata Share of such amount, agree to repay to Agent their respective Revolving Loan Pro Rata Shares of such amount.

                                      ARTICLE 10


                         SECURED LETTER OF CREDIT FACILITY


     Section 10.1 BANK OF AMERICA SECURED LETTER OF CREDIT FACILITY. By separate agreement, Bank of America has agreed to provide a Secured Letter of Credit Facility to Northwest Pipe Company of up to $3,500,000.

     Section 10.2 NORTHWEST PIPE COMPANY SECURITY. All obligations of Borrowers with respect to the Secured Letter of Credit Facility described above, will be secured by security interests in Adelanto, California machinery, equipment and fixtures.

     SECTION 10.3 CROSS-DEFAULT. Any Event of Default under this Agreement shall be an event of default under any agreement with respect to the Secured Letter of Credit Facility.

                                      ARTICLE 11


                                    MISCELLANEOUS

     Section 11.1 NO WAIVER; REMEDIES CUMULATIVE. No failure by Agent or any Lender to exercise, and no delay in exercising, any right, power or remedy under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The exercise of any right, power, or remedy shall in no event constitute a cure or waiver of any Event of Default this Agreement or any other Loan Document or prejudice the rights of Agent or Lenders in the exercise of any right hereunder or thereunder. The rights and remedies provided herein and therein are cumulative and not exclusive of any right or remedy provided by law.

     Section 11.2 GOVERNING LAW. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of Oregon.

     Section 11.3 MANDATORY ARBITRATION. Any controversy or claim between or among the parties, including those arising out of or relating to this Agreement or the other Loan

Documents and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration in Portland, Oregon. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the AAA. The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. No provision of this Section shall limit the right of any party to this Agreement to exercise self-help remedies such as set off, foreclosure against or sale of any collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of any such remedy does not waive the right of either party to resort to arbitration.

     Section 11.4 NOTICES. All notices and other communications provided for in any Loan Document shall be in writing or (unless otherwise specified) by facsimile and shall be mailed (with first class postage prepaid) or sent or delivered to each party at the address or facsimile number set forth under its name on the signature page hereof, or at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise specified all notices sent by mail, if duly given, shall be effective three (3) Business Days after deposit into the mails, all notices sent by a nationally recognized overnight courier service, if duly given, shall be effective one (1) Business Day after delivery to such courier service, and all other notices and communications if duly given or made shall be effective upon receipt. Neither Agent nor any Lender shall incur any liability to Borrowers for actions taken in reliance on any telephonic notice referred to in this Agreement which Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow or give such telephonic notice hereunder on behalf of Borrowers.

     Section 11.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective Successors and assigns, PROVIDED that Borrowers may not assign or otherwise transfer all or any part of its rights or obligations hereunder or under any other Loan Document without the prior written consent of Agent and all Lenders. Except as provided in this Section or Section 11.7, no Lender shall have the right to sell or assign all or any portion of its Loans or of its right, title and interest therein or thereto or in or to any Loan Document to any other Person without Agent's and Borrowers' prior written consent and without providing Agent with a written agreement executed by such purchaser or assignee as provided in Section 8.2(a)(i). Borrowers' consent shall not be unreasonably withheld. Notwithstanding the foregoing, each Lender may grant participation, without consent, in all or any portion of its Loans and Commitment but such grant shall not entitle the participant to any direct rights against Borrowers under the terms of this Agreement or any other Loan Document. Any outright sale or assignment of a Lender's interest hereunder to another Lender must be to a commercial bank organized under the laws of the United States or any state thereof, having a combined capital and surplus of at least $100,000,000. Such sale made in conformance with the terms of this Section shall result in a corresponding adjustment to the selling and purchasing Lenders' Funded Pro Rata Share.

     Section 11.6 SEVERABILITY. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

     Section 11.7 ADDITIONAL LENDERS. With Borrowers' prior written consent, which will not be unreasonably withheld, Bank of America may select one or more financial institutions to purchase a portion of the Loans and Commitment and become a Lender or Lenders under this Agreement, but such financial institution must be a commercial bank organized under the laws of the United States, or any state thereof, having a combined capital and surplus of at least $100,000,000. Upon such financial institution(s) executing a counterpart of this Agreement, and delivery of a copy thereof to Borrowers, any such institution shall become a Lender with full rights as such and there shall be a corresponding adjustment to the Funded Pro Rata Share of Bank of America and such other Lender.

     Section 11.8 JOINT AND SEVERAL LIABILITY; REASON FOR EXECUTION. All liability of Borrowers hereunder is joint and several. Each Borrower is executing this Loan Agreement because each will receive working capital from the proceeds of the Loans. Loan proceeds will be allocated among Borrowers as they collectively agree.

     SECTION 11.9 SURVIVAL. The representations, warranties and indemnities of Borrowers in favor of Agent and Lenders shall survive indefinitely and, without limiting the foregoing, shall survive the execution and delivery of this Agreement, the Loan Documents and the other Loan Documents, the making of any Loans, the expiration of the Commitments and the repayment of all amounts due under the Loan Documents.

     Section 11.10 EXECUTED IN COUNTERPARTS. The Loan Documents may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     Section 11.11 ENTIRE AGREEMENT; AMENDMENT, WAIVER. This Agreement together with its schedules and exhibits comprise the entire agreement of the parties and may not be amended or modified except by written agreement of Borrowers and Agent executed in conformance with the terms hereof. No provision of this Agreement may be waived except in writing and then only in the specific instance and for the specific purpose for which given.

     Section 11.12 HEADINGS. The headings of the various provisions of this Agreement are for convenience of reference only, do not constitute a part hereof, and shall not affect the meaning or construction of any provision hereof.

     Section 11.13  WAIVER OF JURY TRIAL. BORROWERS, LENDERS, AND

AGENT WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OUR RISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY AS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. NOTHING CONTAINED IN THIS SECTION SHALL BE DEEMED TO IMPAIR OR REDUCE THE EFFECTIVENESS OF ANY OTHER SECTION OF THIS AGREEMENT REQUIRING ARBITRATION.

     Section 11.14 CERTAIN AGREEMENTS NOT ENFORCEABLE. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE LENDERS AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY LENDERS TO BE ENFORCEABLE.

     IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE EXECUTED BY THEIR RESPECTIVE OFFICERS OR AGENTS THEREUNTO DULY AUTHORIZED AS OF THE DATE FIRST ABOVE WRITTEN.

     BORROWERS:     NORTHWEST PIPE COMPANY

                    By:
                        ------------------------------------
                    Its:
                        ------------------------------------

                         Address:  12005 N. Burgard
                                   Portland, OR  97203
                                   Fax No. (503) 240-6615


                    THOMPSON PIPE AND STEEL COMPANY

                    By:

                        ------------------------------------
                    Its:
                        ------------------------------------

                         Address:  12005 N. Burgard
                                   Portland, OR  97203
                                   Fax No. (503) 240-6615


                    THOMPSON STEEL PIPE COMPANY

                    By:
                        ------------------------------------
                    Its:
                        ------------------------------------


                         Address:  12005 N. Burgard
                                   Portland, OR  97203
                                   Fax No. (503) 240-6615


     LENDER:        BANK OF AMERICA NATIONAL TRUST AND
                    SAVINGS ASSOCIATION

                    By:
                        ------------------------------------
                    Its:
                        ------------------------------------

                         Address:  Commercial Banking
                                   121 S.W. Morrison Street
                                   Suite 1700
                                   Portland, OR  97204
                                   Fax No. (503) 275-1391
                                   Attn:  Robert L. Countryman


     AGENT:         BANK OF AMERICA NATIONAL TRUST AND
                    SAVINGS ASSOCIATION

                    By:
                        ------------------------------------
                    Its:
                        ------------------------------------

                         Address:  Agency Services
                                   701 Fifth Avenue, Floor 16
                                   Seattle, WA  98104
                                   Fax No. (206) 358-0971

                                   Attn:  Dora A. Brown

                                      SCHEDULE 1

                  PREPAYMENT FEES FOR OFFSHORE RELATED RATE LOANS

     THE AMOUNT OF THE FEE TO BE PAID PURSUANT TO SECTION 2.7 SHALL DEPEND ON THE FOLLOWING:

     (1) The amount by which interest rates have changed between the Reference Date and the Prepayment Date. As used herein, "Reference Date" shall mean the first day of an Applicable Interest Period. As used herein, "Prepayment Date" shall mean the date Borrower either voluntarily or involuntarily prepays an Offshore Related Rate Loan. Certain U.S. Treasury rates are used as a benchmark to measure changes in interest rate levels.

          (a) A "Reference Rate" equal to the average interest rate yield at the Reference Date for U.S. Government Securities having maturities equivalent to that of the applicable Offshore Related Rate Loan will be determined in the manner described below for determining applicable rates but will be established as of the Reference Date for the Applicable Interest Period. This rate represents interest rate levels at the time a Loan is made or its interest rate fixed.

          (b) An "applicable rate," as determined as described below, represents interest rate levels as of the Prepayment Date.

     (2)  The amount of principal prepaid.

     (3) A payment fee factor (see "payment fee factor schedule" below). This factor represents the economic loss to the Agent and Lenders resulting from a one dollar payment if rates were to drop by one percent from the time the rate was fixed.

                     CALCULATION OF PREPAYMENT FEES FOR OFFSHORE
                                  RELATED RATE LOANS

     If the reference rate is lower than or equal to the applicable rate, there is no payment fee.

     If the applicable rate is lower than the reference rate, the payment fee shall be equal to the difference between the reference rate and the applicable rate (expressed as a decimal), multiplied by the appropriate factor from the payment fee factor schedule, multiplied by the principal amount of the Offshore Related Rate Loan which is prepaid.

          EXAMPLE:

          An Offshore Related Rate Loan with principal of $850,000 is fully prepaid with 3 months remaining prior to the end of the Applicable Interest Period. A reference rate of 10% was assigned to the Offshore Related Rate Loan when the rate was fixed. The applicable rate (as
          determined by current 4-month U.S. Treasury rates) is 8.5%.   Rates
          are therefore judged to have dropped by 1.5% since the rate was fixed, and a payment fee applies.

          A payment fee factor of .31 is determined from the tables below, and the payment fee is computed as follows:

     Payment Fee = (.10 - .085) x (.31) x ($850,000) = $3952.50

                                   APPLICABLE RATES

     The applicable rate is equal to the average interest rate yield at the time of prepayment for U.S. Government Securities having maturities equivalent to the remaining portion of the Applicable Interest Period.

     The applicable rate shall be determined from the Federal Reserve Statistical Release (Publication H.15(519)) in the "This Week" (most recent week) column under the heading U.S. Government Securities - Treasury Bills - Secondary Market, interpolated to the nearest month.

     Rates listed in the Federal Reserve Statistical Release for maturities of less than one year are on a discount rate basis, and these rates shall be converted to a coupon equivalent basis, based upon a 360-day year. The Statistical Release published on Monday shall be used for calculation of payment fees payable on the following Tuesday through the following Monday, with appropriate adjustment if the day of publication changes.

                           PREPAYMENT FEE FACTOR SCHEDULES
                           FOR OFFSHORE RELATED RATE LOANS(1)

                               Months Remaining in the
              Applicable Interest Period for Offshore Related Rate Loans
              ----------------------------------------------------------

                         0      1    2    3    4    5    6
                         -      -    -    -    -    -    -

               Factors        0    .10  .20  .31  .41  .51  .61

                       PREPAYMENT FEES FOR LONG TERM RATE LOANS


     The prepayment fee for Long Term Rate Loans will be the sum of fees calculated separately for each Prepaid Installment, as follows:

     (i) Agent will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the Long Term Rate;

     (ii) Agent will then subtract from each monthly interest amount determined in (i) above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, using the Money Market Rate.

     (iii) If (i) minus (ii) for the Prepaid Installment is greater than zero, Agent will discount the monthly differences to the date of prepayment by the rate used in (ii) above. The sum of the discounted monthly differences is the prepayment fee for that Prepaid Installment.

     The following definitions will apply to the calculation of the prepayment fee for Long Term Rate Loans:

     "Money Market Rate" means the fixed interest rate per annum which Agent determines could be obtained by reinvesting a specified Prepaid Installment in the Money Market from the date of prepayment through the Original Payment Date.

     "Original Payment Dates" mean the date on which principal of the Long Term Rate Loan would have been paid if there had been no prepayment. If a portion of the principal would have been paid later than the end of the interest period in effect at the time of prepayment, then the Original Payment Date for that portion will be the last day of the interest period.

     "Prepaid Installment" means the amount of the prepaid principal of the Long Term Rate Loan which would have been paid on a single Original Payment Date.

     "Agent" may adjust the Money Market Rate to reflect the compounding, accrual basis, or other costs of the Long Term Rate Loan. Each of the rates is the Agent's estimate only and the Agent is under no obligation to actually reinvest any prepayment. The rates will be based on information from either the Telerate or Reuters information services, THE WALL STREET JOURNAL, or other information sources Agent deems appropriate.

                                    Schedule 4.5

                                     LITIGATION

                                     Schedule 4.7

                                   TITLE AND LIENS

                                     Exhibit 3.1

                                    LEGAL OPINION

                                   [TO BE PROVIDED]

(1) If the remaining Applicable Interest Period or time prior to scheduled maturity is between any two time periods in the above schedules, interpolate between the corresponding factors.

     The Agent and the Lenders are not required to actually reinvest the paid principal in any U.S. Government Treasury obligations as a condition to receiving a payment fee as calculated above.